Exhibit 99.1

Assured Guaranty Re Ltd.

(a wholly-owned subsidiary of Assured Guaranty Ltd.)

Consolidated Financial Statements

December 31, 2023 and 2022

Assured Guaranty Re Ltd.

Index to Consolidated Financial Statements

December 31, 2023 and 2022

Report of Independent Auditors
To the Board of Directors of Assured Guaranty Re Ltd.

Opinion

We have audited the accompanying consolidated financial statements of Assured Guaranty Re Ltd. and its subsidiaries (the “Company”), which comprise the consolidated balance sheets as of December 31, 2023 and 2022, and the related consolidated statements of operations, of comprehensive income (loss), of shareholder’s equity and of cash flows for the years then ended, including the related notes (collectively referred to as the “consolidated financial statements”).

In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America (US GAAS). Our responsibilities under those standards are further described in the Auditors’ Responsibilities for the Audit of the Consolidated Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for one year after the date the consolidated financial statements are available to be issued.

Auditors’ Responsibilities for the Audit of the Consolidated Financial Statements

Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditors’ report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with US GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the consolidated financial statements.

In performing an audit in accordance with US GAAS, we:

•Exercise professional judgment and maintain professional skepticism throughout the audit.
•Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements.
•Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control. Accordingly, no such opinion is expressed.
•Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the consolidated financial statements.
•Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

/s/ PricewaterhouseCoopers LLP

New York, New York
April 18, 2024

Assured Guaranty Re Ltd.

Consolidated Balance Sheets

(dollars in thousands except par value and share amounts)

	As of December 31,
	2023	2022
Assets
Investments, at fair value:
Fixed-maturity securities, available-for-sale, net of allowance for credit loss of $1,056 and $642 (amortized cost of $1,256,517 and $1,252,342)	$1,195,864	$1,163,596
Short-term investments	79,313	100,804
Equity method investment	3,496	—
Total investments	1,278,673	1,264,400
Cash	9,880	2,522
Loan receivable from affiliate	20,000	20,000
Premiums receivable, net of commissions payable	289,750	245,982
Deferred acquisition costs	247,754	240,292
Salvage and subrogation recoverable	47,021	29,317
Assumed funds held from affiliates	74,637	65,352
Receivable from ceding companies	4,849	64,610
Deferred tax assets, net	193,012	5,811
Other assets (includes $2,261 and $125, at fair value)	89,758	29,131
Total assets	$2,255,334	$1,967,417
Liabilities
Unearned premium reserve	$824,249	$795,506
Loss and loss adjustment expense reserve	244,243	243,461
Other liabilities (includes $12,862 and $29,780, at fair value)	92,394	90,730
Total liabilities	1,160,886	1,129,697

Commitments and contingencies (Note 12)
Shareholder’s equity
Preferred stock ($0.01 par value, 2 shares authorized; none issued and outstanding in 2023 and 2022)	—	—
Common stock ($1.00 par value, 1,377,587 shares authorized, issued and outstanding in 2023 and 2022)	1,378	1,378
Additional paid-in capital	856,604	856,604
Retained earnings	291,197	61,110
Accumulated other comprehensive income (loss), net of tax provision (benefit) of $(4,865) and $(6,732)	(54,731)	(81,372)
Total shareholder’s equity	1,094,448	837,720
Total liabilities and shareholder’s equity	$2,255,334	$1,967,417
The accompanying notes are an integral part of these consolidated financial statements.

Assured Guaranty Re Ltd.

Consolidated Statements of Operations

(in thousands)

	Year Ended December 31,
	2023	2022
Revenues
Net earned premiums	$81,322	$85,404
Net investment income	54,027	44,663
Net realized investment gains (losses)	(2,050)	(1,006)
Fair value gains (losses) on credit derivatives	20,362	(2,153)
Foreign exchange gains (losses) on remeasurement	8,087	(13,482)
Change in assumed funds held with affiliates	21,045	(17,324)
Other income (loss)	9,303	3,589
Total revenues	192,096	99,691
Expenses
Loss and loss adjustment expenses (benefit)	50,818	2,989
Amortization of deferred acquisition costs	23,373	25,015
Employee compensation and benefit expenses	12,798	11,295
Other operating expenses	6,568	6,256
Total expenses	93,557	45,555
Income (loss) before income taxes	98,539	54,136
Provision (benefit) for income taxes
Current	4,121	2,920
Deferred	(189,069)	(569)
Total provision (benefit) for income taxes	(184,948)	2,351
Net income (loss)	$283,487	$51,785

The accompanying notes are an integral part of these consolidated financial statements.

Assured Guaranty Re Ltd.

Consolidated Statements of Comprehensive Income (Loss)

(in thousands)

	Year Ended December 31,
	2023	2022
Net income (loss)	$283,487	$51,785

Change in net unrealized gains (losses) on:
Investments with no credit impairment, net of tax provision (benefit) of $1,633 and $(10,832)	27,449	(154,459)
Investments with credit impairment, net of tax provision (benefit) of $234 and $(880)	(808)	(4,359)
Other comprehensive income (loss)	26,641	(158,818)

Comprehensive income (loss)	$310,128	$(107,033)

The accompanying notes are an integral part of these consolidated financial statements.

Assured Guaranty Re Ltd.

Consolidated Statements of Shareholder’s Equity

Years Ended December 31, 2023 and 2022

(in thousands)

	Preferred Stock	Common Stock	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total Shareholder’s Equity
As of December 31, 2021	$—	$1,378	$856,604	$9,325	$77,446	$944,753
Net income	—	—	—	51,785	—	51,785
Other comprehensive loss	—	—	—	—	(158,818)	(158,818)
As of December 31, 2022	—	1,378	856,604	61,110	(81,372)	837,720
Net income	—	—	—	283,487	—	283,487
Dividends	—	—	—	(53,400)	—	(53,400)
Other comprehensive income	—	—	—	—	26,641	26,641
As of December 31, 2023	$—	$1,378	$856,604	$291,197	$(54,731)	$1,094,448

The accompanying notes are an integral part of these consolidated financial statements.

Assured Guaranty Re Ltd.

Consolidated Statements of Cash Flows

(in thousands)

	Year Ended December 31,
	2023	2022
Cash flows from operating activities:
Net income (loss)	$283,487	$51,785
Provision for deferred income taxes	(189,069)	(569)
Change in premiums receivable, net of premiums and commissions payable	(30,048)	11,368
Change in assumed funds held	(9,285)	27,568
Change in ceded unearned premium reserve	(13,485)	1,574
Change in unearned premium reserve	28,743	(10,788)
Change in loss and loss adjustment expense reserve and salvage and subrogation recoverable, net	7,706	14,951
Change in deferred acquisition cost	(7,462)	(1,131)
Change in credit derivatives assets and liabilities, net	(19,054)	1,045
Other	(2,338)	4,792
Net cash flows provided by (used in) operating activities	49,195	100,595

Cash flows from investing activities:
Fixed-maturity securities, available-for-sale:
Purchases	(213,153)	(105,597)
Sales	80,252	19,235
Maturities	126,541	59,689
Net sales (purchases) of short-term investments with original maturities of less than three months	21,490	(72,433)
Purchase of equity method investments	(3,496)	—
Other	—	(1)
Net cash flows provided by (used in) investing activities	11,634	(99,107)

Cash flows from financing activities:
Dividends paid	(53,546)	—
Net cash flows provided by (used in) financing activities	(53,546)	—

Effect of foreign exchange rate changes	75	17
Increase (decrease) in cash	7,358	1,505
Cash at beginning of period	2,522	1,017
Cash at end of period	$9,880	$2,522

Supplemental cash flow information
Income taxes paid (received)	$3,900	$2,339
The accompanying notes are an integral part of these consolidated financial statements.

Assured Guaranty Re Ltd.
Notes to Consolidated Financial Statements
1.    Business and Basis of Presentation

Business

Assured Guaranty Re Ltd. (AG Re or, together with its subsidiaries, the Company) is wholly owned by Assured Guaranty Ltd. (AGL and, together with its subsidiaries, Assured Guaranty), a Bermuda-based holding company that provides, through its operating subsidiaries, credit protection products to the United States (U.S.) and non-U.S. public finance (including infrastructure) and structured finance markets. Assured Guaranty also participates in the asset management business.

AG Re is incorporated with limited liability under the laws of Bermuda and is licensed as a Class 3B Insurer under the Insurance Act 1978, and amendments thereto and related regulations. AG Re owns Assured Guaranty Overseas US Holdings Inc. (AGOUS), a Delaware corporation, which owns the entire share capital of a Bermuda reinsurer, Assured Guaranty Re Overseas Ltd. (AGRO). AGRO was incorporated with limited liability under the Bermuda Companies Act 1981 and is licensed as a Class 3A Insurer and a Class C Long-Term Insurer under the Insurance Act 1978, and amendments thereto and related regulations. AGRO owns AG Intermediary Inc., a New York company. AGRO maintains certified reinsurer status by the Missouri Department of Insurance.

AG Re and AGRO write business as reinsurers of third-party primary insurers and as reinsurers/retrocessionaires of certain affiliated companies. Under a reinsurance agreement, the reinsurer, in consideration of a premium paid to it, agrees to indemnify another insurer, called the ceding company, for part or all of the liability of the ceding company under one or more insurance policies that the ceding company has issued. The Company reinsures financial guaranty insurance contracts under quota share and excess of loss reinsurance treaties and, through AGRO, provides certain other types of insurance and reinsurance.

AG Re underwrites financial guaranty reinsurance. Financial guaranty insurance protects holders of debt instruments and other monetary obligations from defaults in scheduled payments. If an obligor defaults on a scheduled payment due on an obligation, including a scheduled principal or interest payment (collectively, debt service), the insurer is required under its unconditional and irrevocable financial guaranty to pay the amount of the shortfall to the holder of the obligation. The Company provides financial guaranty reinsurance under quota share and excess of loss treaties.

    AGRO also guarantees specialty business with risk profiles similar to those of its structured finance exposures written in financial guaranty form. Specialty business includes, for example, excess-of-loss guarantees of a minimum amount of billed rent on diversified portfolios of real estate properties, insurance securitizations and residual value insurance (RVI) transactions.

The Company’s affiliates, Assured Guaranty Corp. (AGC), Assured Guaranty Municipal Corp. (AGM), Assured Guaranty UK Limited (AGUK) and Assured Guaranty (Europe) SA (AGE, and together with AGC, AGM and AGUK, the affiliated ceding companies), account for all of the new financial guaranty assumed reinsurance business.

Basis of Presentation

The consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (GAAP). In management’s opinion, all material adjustments necessary for a fair statement of the financial condition, results of operations and cash flows of the Company are reflected in the periods presented and are of a normal, recurring nature. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The consolidated financial statements include the accounts of AG Re and its direct and indirect subsidiaries. Intercompany accounts and transactions between and among AG Re and its subsidiaries have been eliminated. Certain prior year balances have been reclassified to conform to the current year’s presentation.

Significant Accounting Policies

    The Company revalues foreign currency denominated assets, liabilities, revenue and expenses into U.S. dollars using applicable exchange rates prescribed by GAAP. Gains and losses relating to translating transactions in foreign denominations are reported in the consolidated statements of operations.

    Other accounting policies are included in the following notes to the consolidated financial statements.

Assured Guaranty Re Ltd.
Notes to Consolidated Financial Statements, Continued

Note Name	Note Number
Expected loss to be paid (recovered)	Note 3
Contracts accounted for as insurance	Note 4
Contracts accounted for as credit derivatives	Note 5
Reinsurance	Note 6
Investments and cash	Note 7
Fair value measurement	Note 8
Income taxes	Note 9
Related party transactions	Note 11
Commitments and contingencies	Note 12

Recent Accounting Standards Adopted

Targeted Improvements to the Accounting for Long-Duration Contracts

    In August 2018, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2018-12, Financial Services - Insurance (Topic 944): Targeted Improvements to the Accounting for Long-Duration Contracts. The Company’s adoption of this ASU on January 1, 2023 did not have any effect on the Company’s consolidated financial statements.

Recent Accounting Standards Not Yet Adopted

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures. The amendments require enhanced annual disclosures regarding the rate reconciliation and income taxes paid. This ASU is effective for fiscal years beginning after December 15, 2024. The Company will apply the amendments in this ASU prospectively to all annual periods beginning after December 15, 2024. The Company is evaluating the effect that the adoption of this ASU may have on its disclosures.

2.    Outstanding Exposure

The Company’s outstanding exposure consists primarily of reinsurance of financial guaranty contracts written in insurance form. The Company also reinsures some financial guaranty contracts that are in credit derivative form, primarily credit default swaps (CDS). Whether written directly or assumed, the Company considers credit derivative contracts to be financial guaranty contracts. The Company also writes specialty business that is consistent with its risk profile and benefits from its financial guaranty underwriting experience.

The Company seeks to limit its exposure to losses by underwriting obligations that it views to be investment grade at inception, diversifying its insured portfolio across sector and geography and, in the structured finance portfolio, generally requires subordination or collateral to protect it from loss. Reinsurance may be used in order to reduce net exposure to certain insured transactions.

Public finance obligations assumed by the Company primarily consist of general obligation bonds supported by the taxing powers of U.S. state or municipal governmental authorities, as well as tax-supported bonds, revenue bonds and other obligations supported by covenants from state or municipal governmental authorities or other municipal obligors to impose and collect fees and charges for public services or specific infrastructure projects. The Company includes within public finance obligations those obligations backed by the cash flow from leases or other revenues from projects serving substantial public purposes, including utilities, toll roads, healthcare facilities and government office buildings. The Company also includes within public finance obligations similar obligations issued by U.S. and non-U.S. sovereign and sub-sovereign issuers and governmental authorities.

Structured finance obligations assumed by the Company are generally issued by special purpose entities and backed by pools of assets having an ascertainable cash flow or market value or other specialized financial obligations. The Company’s specialty business not executed in financial guaranty form have risk profiles similar to those of its structured finance exposures written in financial guaranty form.

Assured Guaranty Re Ltd.
Notes to Consolidated Financial Statements, Continued
Significant Risk Management Activities

The Portfolio Risk Management Committee of the Company’s indirect parent, AGL, which includes members of Assured Guaranty’s senior management and senior risk and surveillance officers, is responsible for enterprise risk management for Assured Guaranty and focuses on measuring and managing insurance credit, market and liquidity risk for Assured Guaranty. This committee establishes Assured Guaranty-wide credit policy for Assured Guaranty’s direct and assumed insurance business. It implements specific insurance underwriting procedures and limits for Assured Guaranty and allocates underwriting capacity among AGL’s insurance subsidiaries, including the Company. All insurance transactions in new asset classes or new jurisdictions must be approved by this committee.

Separate from AGL’s Portfolio Risk Management Committee, the Company has its own risk management, credit and reserve committees. The Company’s risk management committee conducts an in-depth review of the Company’s insured portfolio, focusing on varying portions of the portfolio at regular, periodic meetings. The Company’s risk management committee reviews and may revise internal ratings assigned to the insured transactions and reviews sector reports, monthly product line surveillance reports and compliance reports.

All transactions in the Company’s insured portfolio are assigned internal credit ratings by the relevant Company underwriting committee at the transaction’s inception, and such credit ratings are updated by the risk management committee based on changes in transaction credit quality. The Company’s reserve committee reviews the reserve methodology for each major asset class or significant below-investment-grade (BIG) transaction, as well as loss projection scenarios and the probability weights assigned to those scenarios. The reserve committee also establishes reserves for AGRO, taking into consideration the supporting information provided by surveillance personnel and subject to approval by the board of directors. As part of the surveillance process, the Company monitors trends and changes in transaction credit quality and recommends such remedial actions as may be necessary or appropriate; however, most loss mitigation occurs at the Company's ceding companies, which are primarily liable for the Company's assumed obligations. The Company’s ceding companies, including the Company’s affiliates AGM, AGC, AGUK and AGE also develop strategies to enforce their contractual rights and remedies and to mitigate their losses, engage in negotiations with transaction participants and, when necessary, manage any litigation proceedings. The Company generally assumes its proportionate share of any net benefits realized by the ceding company for loss mitigation strategies.

Surveillance Categories

The Company segregates its insured portfolio into investment grade and BIG surveillance categories to facilitate the appropriate allocation of resources to monitoring and loss mitigation efforts and to aid in establishing the appropriate cycle for periodic review of each exposure. BIG exposures include all exposures with internal credit ratings below BBB-.

The Company’s internal credit ratings are based on internal assessments of the likelihood of default and loss severity in the event of default. Internal credit ratings are expressed on a ratings scale similar to that used by the rating agencies and generally reflect an approach similar to that employed by the rating agencies, except that the Company’s internal credit ratings focus on future performance rather than lifetime performance.

The Company monitors its insured portfolio and refreshes its internal credit ratings on individual exposures in quarterly, semi-annual or annual cycles based on the Company’s view of the exposure’s credit quality, loss potential, volatility and sector. Ratings on exposures in sectors identified as under the most stress or with the most potential volatility are reviewed every quarter, although the Company may also review a rating in response to developments impacting a credit when a ratings review is not scheduled. For assumed exposures, the Company may use the ceding company’s credit ratings of transactions where it is impractical for it to assign its own rating.

Exposures identified as BIG are subjected to further review to determine the probability of a loss. See Note 3, Expected Loss to be Paid (Recovered). Surveillance personnel then assign each BIG transaction to one of the three BIG surveillance categories described below based upon whether a future loss is expected and whether a claim has been paid. The Company uses pre-tax investment portfolio book yields to calculate the present value of projected payments and recoveries and determine whether a future loss is expected in order to assign the appropriate BIG surveillance category to a transaction. For financial statement measurement purposes, the Company uses risk-free rates, which are determined each quarter, to calculate the expected loss.

More extensive monitoring and intervention are employed for all BIG surveillance categories, with internal credit ratings reviewed quarterly. For purposes of determining the appropriate surveillance category, the Company expects “future

Assured Guaranty Re Ltd.
Notes to Consolidated Financial Statements, Continued
losses” on a transaction when the Company believes there is at least a 50% chance that, on a present value basis, it will in the future pay claims on that transaction that will not be fully reimbursed. The three BIG surveillance categories are:

•    BIG Category 1: Below-investment-grade transactions showing sufficient deterioration to make future losses possible, but for which none are currently expected.

•    BIG Category 2: Below-investment-grade transactions for which future losses are expected but for which no claims (other than liquidity claims, which are claims that the Company expects to be reimbursed within one year) have yet been paid.

•    BIG Category 3: Below-investment-grade transactions for which future losses are expected and on which claims (other than liquidity claims) have been paid.

Financial Guaranty Exposure

    The Company measures its financial guaranty exposure in terms of (i) gross and net par outstanding and (ii) gross and net debt service.

    In its financial guaranty reinsurance business, the Company typically reinsures the ceding companies’ guaranties of the payment of debt service when due. Since most of these payments are due in the future, the Company generally uses gross and net par outstanding as a proxy for its financial guaranty exposure. Gross par outstanding generally represents the principal amount of the insured obligation at a point in time. Net par outstanding equals gross par outstanding net of any reinsurance. The Company includes in its par outstanding calculation the impact of any consumer price index inflator to the reporting date as well as, in the case of accreting (zero-coupon) obligations, accretion to the reporting date. Non-U.S. dollar denominated par outstanding is translated at the spot rate at the end of the reporting period.

    Gross debt service outstanding represents the sum of all estimated future debt service payments on the insured obligations, on an undiscounted basis. Net debt service outstanding equals gross debt service outstanding net of any reinsurance. Future debt service payments include the estimated impact of any consumer price index inflator after the reporting date, as well as, in the case of accreting (zero-coupon) obligations, accretion after the reporting date.

    The Company calculates its debt service outstanding as follows:

•for insured obligations that are not supported by homogeneous pools of assets (which category includes most of the Company’s public finance transactions), as the total estimated contractual future debt service due through maturity, regardless of whether the obligations may be called and regardless of whether, in the case of obligations where principal payments are due when an underlying asset makes a principal payment, the Company believes the obligations will be repaid prior to contractual maturity; and

•for insured obligations that are supported by homogeneous pools of assets that are contractually permitted to prepay principal (which category includes, for example, residential mortgage-backed securities (RMBS)), as the total estimated expected future debt service due on insured obligations through their respective expected terms, which includes the Company’s expectations as to whether the obligations may be called and, in the case of obligations where principal payments are due when an underlying asset makes a principal payment, when the Company expects principal payments to be made prior to contractual maturity.

     The calculation of debt service requires the use of estimates, which the Company updates periodically, including estimates and assumptions for the expected remaining term of insured obligations supported by homogeneous pools of assets, updated interest rates for floating and variable rate insured obligations, behavior of consumer price indices for obligations with consumer price index inflators, foreign exchange rates and other assumptions based on the characteristics of each insured obligation. Debt service is a measure of the estimated maximum potential exposure to insured obligations before considering the Company’s various legal rights to the underlying collateral and other remedies available to it under its financial guaranty contract.

    Actual debt service may differ from estimated debt service due to refundings, terminations, negotiated restructurings, prepayments, changes in interest rates on variable rate insured obligations, consumer price index behavior differing from that projected, changes in foreign exchange rates on non-U.S. dollar denominated insured obligations and other factors.

Assured Guaranty Re Ltd.
Notes to Consolidated Financial Statements, Continued
Financial Guaranty Portfolio
Debt Service and Par Outstanding

	As of December 31, 2023		As of December 31, 2022
	Gross	Net	Gross	Net
	(in thousands)
Debt Service
Public finance	$86,668,343	$86,668,343	$83,721,256	$83,721,256
Structured finance	4,440,124	4,140,124	3,778,801	3,778,801
Total financial guaranty	$91,108,467	$90,808,467	$87,500,057	$87,500,057

Par Outstanding
Public finance	$54,696,266	$54,696,266	$52,956,953	$52,956,953
Structured finance	4,278,271	3,978,271	3,644,285	3,644,285
Total financial guaranty	$58,974,537	$58,674,537	$56,601,238	$56,601,238

Financial Guaranty
Net Debt Service Outstanding (1)

	As of December 31, 2023			As of December 31, 2022
	AG Re	AGRO	Total	AG Re	AGRO	Total
	(in thousands)
Public finance	$86,518,831	$149,512	$86,668,343	$83,451,242	$270,014	$83,721,256
Structured finance	4,140,124	—	4,140,124	3,778,801	—	3,778,801
Total financial guaranty	$90,658,955	$149,512	$90,808,467	$87,230,043	$270,014	$87,500,057
____________________
(1)    Under U.S. single risk limit calculations, $83,470.1 million and $80,237.9 million as of December 31, 2023 and December 31, 2022, respectively, of AG Re’s stand-alone net debt service outstanding relates to exposures that would comply with the single risk limitations in the U.S.

Financial Guaranty Portfolio by Internal Rating
As of December 31, 2023

	Public Finance U.S.		Public Finance Non-U.S.		Structured Finance U.S.		Structured Finance Non-U.S.		Total
Rating Category	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%
	(dollars in thousands)
AAA	$25,187	0.1%	$644,375	5.6%	$61,918	1.6%	$46,950	32.7%	$778,430	1.3%
AA	3,861,469	8.9	962,926	8.4	2,391,069	62.4	14,321	10.0	7,229,785	12.3
A	23,973,434	55.5	3,000,000	26.0	899,988	23.5	73,323	51.1	27,946,745	47.6
BBB	14,485,385	33.6	6,863,094	59.5	89,682	2.3	7,398	5.2	21,445,559	36.6
BIG	827,519	1.9	52,877	0.5	392,122	10.2	1,500	1.0	1,274,018	2.2
Total net par outstanding	$43,172,994	100.0%	$11,523,272	100.0%	$3,834,779	100.0%	$143,492	100.0%	$58,674,537	100.0%

Assured Guaranty Re Ltd.
Notes to Consolidated Financial Statements, Continued
Financial Guaranty Portfolio by Internal Rating
As of December 31, 2022

	Public Finance U.S.		Public Finance Non-U.S.		Structured Finance U.S.		Structured Finance Non-U.S.		Total
Rating Category	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%
	(dollars in thousands)
AAA	$51,002	0.1%	$614,233	6.2%	$63,478	1.8%	$46,497	44.0%	$775,210	1.4%
AA	3,643,187	8.5	838,196	8.5	2,558,655	72.3	2,022	1.9	7,042,060	12.4
A	23,924,639	55.5	1,191,659	12.1	433,940	12.2	43,795	41.5	25,594,033	45.2
BBB	14,549,106	33.7	7,168,564	72.8	76,612	2.2	8,166	7.7	21,802,448	38.5
BIG	940,432	2.2	35,935	0.4	405,992	11.5	5,128	4.9	1,387,487	2.5
Total net par outstanding	$43,108,366	100.0%	$9,848,587	100.0%	$3,538,677	100.0%	$105,608	100.0%	$56,601,238	100.0%

Assured Guaranty Re Ltd.
Notes to Consolidated Financial Statements, Continued
Financial Guaranty Portfolio
Net Par Outstanding by Sector

	As of December 31,
Sector	2023	2022
	(in thousands)
Public finance:
U.S. public finance:
General obligation	$18,036,462	$18,401,313
Tax backed	7,872,501	8,292,446
Municipal utilities	6,104,264	5,915,708
Transportation	4,333,135	4,099,239
Infrastructure finance	2,208,163	1,942,678
Healthcare	2,100,585	1,912,163
Higher education	1,777,266	1,814,999
Housing revenue	218,999	189,588
Investor-owned utilities	188,882	189,697
Renewable energy	47,764	52,558
Other public finance	284,973	297,977
Total U.S. public finance	43,172,994	43,108,366
Non-U.S. public finance:
Regulated utilities	6,607,966	5,475,871
Infrastructure finance	2,607,247	2,262,585
Sovereign and sub-sovereign	1,335,653	1,156,162
Pooled infrastructure	566,626	540,258
Renewable energy	405,780	413,711
Total non-U.S. public finance	11,523,272	9,848,587
Total public finance	$54,696,266	$52,956,953
Structured finance:
U.S. structured finance:
Insurance securitizations	$3,367,821	$3,044,686
RMBS	118,506	133,252
Consumer receivables	113,848	159,848
Pooled corporate obligations	70,627	57,648
Subscription finance facilities	29,458	14,397
Other structured finance	134,519	128,846
Total U.S. structured finance	3,834,779	3,538,677
Non-U.S. structured finance:
Subscription finance facilities	74,086	43,795
Pooled corporate obligations	60,354	48,263
RMBS	6,530	7,350
Commercial receivables	2,522	6,200
Total non-U.S. structured finance	143,492	105,608
Total structured finance	3,978,271	3,644,285
Total net par outstanding	$58,674,537	$56,601,238

Assured Guaranty Re Ltd.
Notes to Consolidated Financial Statements, Continued
Financial Guaranty Portfolio
Expected Amortization of Net Par Outstanding
As of December 31, 2023

	Public Finance	Structured Finance	Total
	(in thousands)
0 to 5 years	$12,122,844	$934,377	$13,057,221
5 to 10 years	11,706,182	1,910,284	13,616,466
10 to 15 years	10,657,034	486,257	11,143,291
15 to 20 years	7,360,707	394,724	7,755,431
20 years and above	12,849,499	252,629	13,102,128
Total net par outstanding	$54,696,266	$3,978,271	$58,674,537

Actual amortization differs from expected maturities because borrowers may have the right to call or prepay certain obligations, terminations and because of management’s assumptions on structured finance amortization. The expected maturities of structured finance obligations are, in general, shorter than the contractual maturities for such obligations.

Financial Guaranty Portfolio
Components of BIG Net Par Outstanding
As of December 31, 2023

	BIG Net Par Outstanding				Net Par
	BIG 1	BIG 2	BIG 3	Total BIG	Outstanding
	(in thousands)
Public finance:
U.S. public finance	$360,915	$150,664	$315,940	$827,519	$43,172,994
Non-U.S. public finance	52,877	—	—	52,877	11,523,272
Public finance	413,792	150,664	315,940	880,396	54,696,266
Structured finance:
Insurance securitizations	—	—	293,798	293,798	3,367,821
U.S. RMBS	2,485	4,215	49,617	56,317	118,506
Other structured finance	124	27,766	15,617	43,507	491,944
Structured finance	2,609	31,981	359,032	393,622	3,978,271
Total	$416,401	$182,645	$674,972	$1,274,018	$58,674,537

Financial Guaranty Portfolio
Components of BIG Net Par Outstanding
As of December 31, 2022

	BIG Net Par Outstanding				Net Par
	BIG 1	BIG 2	BIG 3	Total BIG	Outstanding
	(in thousands)
Public finance:
U.S. public finance	$546,067	$19,914	$374,451	$940,432	$43,108,366
Non-U.S. public finance	35,935	—	—	35,935	9,848,587
Public finance	582,002	19,914	374,451	976,367	52,956,953
Structured finance:
Insurance securitizations	—	—	293,798	293,798	3,044,686
U.S. RMBS	3,637	4,769	54,934	63,340	133,252
Other structured finance	—	38,324	15,658	53,982	466,347
Structured finance	3,637	43,093	364,390	411,120	3,644,285
Total	$585,639	$63,007	$738,841	$1,387,487	$56,601,238

Assured Guaranty Re Ltd.
Notes to Consolidated Financial Statements, Continued
Financial Guaranty Portfolio
BIG Net Par Outstanding and Number of Risks
As of December 31, 2023

	Net Par Outstanding			Number of Risks(1)
Description	Financial Guaranty Insurance	Credit Derivatives	Total	Financial Guaranty Insurance	Credit Derivatives	Total
	(dollars in thousands)
Category 1	$414,017	$2,384	$416,401	67	2	69
Category 2	181,129	1,516	182,645	10	2	12
Category 3	670,763	4,209	674,972	62	7	69
Total BIG	$1,265,909	$8,109	$1,274,018	139	11	150

Financial Guaranty Portfolio
BIG Net Par Outstanding and Number of Risks
As of December 31, 2022

	Net Par Outstanding			Number of Risks (1)
Description	Financial Guaranty Insurance	Credit Derivatives	Total	Financial Guaranty Insurance	Credit Derivatives	Total
	(dollars in thousands)
Category 1	$584,759	$880	$585,639	87	1	88
Category 2	61,457	1,550	63,007	8	2	10
Category 3	732,716	6,125	738,841	64	10	74
Total BIG	$1,378,932	$8,555	$1,387,487	159	13	172
____________________
(1)    A risk represents the aggregate of the financial guaranty policies that share the same revenue source for purposes of making debt service payments.

Assured Guaranty Re Ltd.
Notes to Consolidated Financial Statements, Continued
When the Company insures an obligation, it assigns the obligation to a geographic location or locations based on its view of the geographic location of the risk. The Company seeks to maintain a diversified portfolio of insured obligations designed to spread its risk across a number of geographic areas.
Financial Guaranty Portfolio
Geographic Distribution of Net Par Outstanding
As of December 31, 2023

	Number of Risks	Net Par Outstanding	Percent of Total Net Par Outstanding
	(dollars in thousands)
U.S.:
U.S. Public finance:
California	1,101	$8,300,375	14.1%
Texas	1,014	4,995,342	8.5
Pennsylvania	468	3,724,626	6.3
New York	609	3,664,766	6.2
Illinois	405	3,205,583	5.6
New Jersey	213	2,013,592	3.4
Florida	195	1,850,430	3.2
Michigan	201	1,270,674	2.2
Louisiana	124	1,261,817	2.2
Alabama	228	889,435	1.5
Other	1,662	11,996,354	20.4
Total U.S. public finance	6,220	43,172,994	73.6
U.S. Structured finance (multiple states)	249	3,834,779	6.5
Total U.S.	6,469	47,007,773	80.1
Non-U.S.:
United Kingdom	454	10,029,313	17.1
Spain	8	285,927	0.5
Australia	6	264,079	0.5
Mexico	3	203,088	0.3
Canada	5	193,788	0.3
Other	42	690,569	1.2
Total non-U.S.	518	11,666,764	19.9
Total	6,987	$58,674,537	100.0%

Exposure to Puerto Rico

    The Company had reinsured exposure to the general obligation bonds of the Commonwealth of Puerto Rico (Puerto Rico or the Commonwealth) and obligations of various authorities and public corporations of Puerto Rico aggregating $293.0 million net par outstanding as of December 31, 2023, down from $355.0 million net par outstanding as of December 31, 2022. All of the Company’s reinsured exposure to Puerto Rico is rated BIG. As of December 31, 2023, the only remaining outstanding reinsured Puerto Rico exposure subject to a payment default was the Puerto Rico Electric Power Authority (PREPA). As of December 31, 2023, the Company had approximately $18.5 million of remaining non-defaulting Puerto Rico exposures related to the Municipal Finance Agency (MFA), which are secured by a lien on local tax revenues and remain current on debt service payments.

    On June 30, 2016, the Puerto Rico Oversight, Management, and Economic Stability Act (PROMESA) was signed into law. PROMESA established a seven-member Financial Oversight and Management Board (the FOMB) with authority to require that balanced budgets and fiscal plans be adopted and implemented by Puerto Rico. Title III of PROMESA provides for a process analogous to a voluntary bankruptcy process under Chapter 9 of the United States Bankruptcy Code.

Assured Guaranty Re Ltd.
Notes to Consolidated Financial Statements, Continued
After over five years of negotiations, a substantial portion of the Company’s Puerto Rico exposure was resolved in 2022 in accordance with three orders entered by the United States District Court of the District of Puerto Rico (Federal District Court of Puerto Rico) related to the Company’s exposure to all reinsured Puerto Rico credits experiencing payment default in 2022 except PREPA (2022 Puerto Rico Resolutions). As a result of the 2022 Puerto Rico Resolutions, during 2022 the Company’s obligations under its reinsurance policies covering debt of the Puerto Rico Infrastructure Authority (PRIFA) were extinguished, and its reinsurance exposure to Puerto Rico general obligations (GO) bonds, Public Buildings Authority (PBA) and the Puerto Rico Highway and Transportation Authority (PRHTA) bonds was greatly reduced. The Company’s remaining exposure to GO bonds and PBA bonds was paid down and extinguished on July 1, 2022 and August 31, 2023, respectively.

Under the Modified Eighth Amended Title III Joint Plan of Adjustment of the Commonwealth of Puerto Rico, the Employees Retirement System of the Government of the Commonwealth of Puerto Rico, and the Puerto Rico Public Buildings Authority (GO/PBA Plan), AGC and AGM, the Company’s ceding insurers (Ceding Insurers), directly received cash, new general obligation bonds (New GO Bonds) and contingent value instruments (CVIs). In connection with the Modified Fifth Amended Title III Plan of Adjustment for PRHTA (HTA Plan) and related arrangements, the Ceding Insurers directly received cash and new bonds backed by toll revenues (Toll Bonds, and together with the New GO Bonds, New Recovery Bonds) from the PRHTA and CVIs from the Commonwealth. Cash, New Recovery Bonds and CVIs received pursuant to the 2022 Puerto Rico Resolutions are collectively referred to as Plan Consideration.

Beginning in January 2024, the remaining PRHTA liabilities are payable in full by the Ceding Insurers under their financial guaranty policies, and is payable by AG Re to the Ceding Insurers for its share of assumed reinsurance exposure, and are no longer dependent on the credit of PRHTA. The Ceding Insurers are continuing their efforts to resolve the one remaining Puerto Rico reinsured exposure that is in payment default, PREPA.

Economic, political and legal developments, including inflation and increases in the cost of petroleum products may impact any resolution of the Company’s PREPA reinsured exposure and the value of any remaining consideration received in connection with the 2022 Puerto Rico Resolutions or any future resolutions of the Company’s PREPA reinsured exposures. The impact of developments relating to Puerto Rico during any quarter or year could be material to the Company’s results of operations and shareholders’ equity.

Assured Guaranty Re Ltd.
Notes to Consolidated Financial Statements, Continued
Puerto Rico Par and Debt Service Schedules

    The following tables show the Company’s reinsurance exposure to general obligation bonds of Puerto Rico and various obligations of its related authorities and public corporations.

Puerto Rico Exposure (1)

	As of December 31,
	2023	2022
	(in thousands)
Par Outstanding
Defaulted Puerto Rico Exposures
PREPA	$179,575	$204,823
Total Defaulted	179,575	204,823
Resolved Puerto Rico Exposures (2)
PRHTA (Transportation revenue)	87,358	107,349
PRHTA (Highway revenue)	7,623	12,421
Commonwealth of Puerto Rico - GO	—	6,346
PBA	—	58
Total Resolved	94,981	126,174
Other Puerto Rico Exposures (3)
MFA	18,469	23,964
Total Other	18,469	23,964
Total net par of Puerto Rico	293,025	354,961

Debt Service Outstanding	$412,633	$508,021
____________________
(1)    AG Re has not ceded its exposure to the Commonwealth of Puerto Rico or of various obligations of its related authorities and public corporations to any third party or affiliated reinsurer.
(2)    Resolved pursuant to the 2022 Puerto Rico Resolutions. In January 2024, $19.3 million of the remaining PRHTA net par was paid down. The remaining liabilities are payable in full under the financial guaranty insurance policies, and are no longer dependent on the credit of PRHTA.
(3)    All debt service on these insured exposures have been paid to date without any insurance claim being made on the Company.

Assured Guaranty Re Ltd.
Notes to Consolidated Financial Statements, Continued
    The following table shows the scheduled amortization of the reinsured general obligation bonds of Puerto Rico and various obligations of its related authorities and public corporations. The Company guarantees payment of interest and principal when those amounts are scheduled to be paid and cannot be required to pay on an accelerated basis, although in certain circumstances it may elect to do so. In the event that obligors default on their obligations, the Company would only be required to pay the shortfall between the debt service due in any given period and the amount paid by the obligors.

Amortization Schedule of Puerto Rico Net Par Outstanding
and Net Debt Service Outstanding
As of December 31, 2023

	Scheduled Net Par Amortization	Scheduled Net Debt Service Amortization
	(in thousands)
2024 (January 1 – March 31)	$—	$6,663
2024 (April 1 – June 30)	—	485
2024 (July 1 – September 30)	29,139	35,807
2024 (October 1 – December 31)	—	485
Subtotal 2024	29,139	43,440
2025	16,521	29,370
2026	35,308	47,446
2027	31,473	42,039
2028	24,357	33,511
2029-2033	55,535	89,671
2034-2038	40,796	61,787
2039-2041	59,896	65,369
Total	$293,025	$412,633

PREPA

As of December 31, 2023, the Company had $179.6 million insured net par outstanding of PREPA obligations. The Company believes that the PREPA bonds are secured by a lien on the revenues of the electric system.

On April 8, 2022, Judge Laura Taylor Swain of the Federal District Court of Puerto Rico issued an order appointing as members of a PREPA mediation team U.S. Bankruptcy Judges Shelley Chapman (lead mediator), Robert Drain and Brendan Shannon. Judge Swain also entered a separate order establishing the terms and conditions of mediation, including that the mediation would terminate on June 1, 2022. Judge Swain has since extended the term of such mediation several times, most recently on April 2, 2024 extending the term to September 30, 2024. The FOMB filed an initial plan of adjustment and disclosure statement for PREPA with the Federal District Court of Puerto Rico on December 16, 2022.

On March 22, 2023, the Federal District Court of Puerto Rico held that the PREPA bondholders had perfected liens only in revenues that had been deposited in the sinking fund established under the PREPA trust agreement and related funds over which the bond trustee had control but did not have a lien in future revenues until deposited in those funds. The Federal District Court of Puerto Rico also held, however, that PREPA bondholders do have recourse under the PREPA trust agreement in the form of an unsecured net revenue claim. At that time, the Federal District Court of Puerto Rico declined to value the unsecured net revenue claim or the method for its determination. The ultimate value of the claim, according to the Federal District Court of Puerto Rico, should be determined through a claim estimation proceeding.

On June 6-8, 2023, the Federal District Court of Puerto Rico held a claim estimation proceeding and, on June 26, 2023, issued an opinion and order estimating the unsecured net revenue claim to be $2.4 billion as of July 3, 2017. This estimate included a determination that PREPA’s discounted cash flows, using the FOMB’s base-case incremental net revenues over a 100-year collection period and a discount rate of 7%, would be $3.0 billion, and should be reduced by an additional 20% for collection risk. PREPA bondholders had sought an unsecured net revenue claim of approximately $8.5 billion.

On November 17, 2023, the Federal District Court of Puerto Rico approved the supplemental disclosure statement (Supplemental Disclosure Statement) supporting the PREPA plan of adjustment filed by the FOMB (as amended or modified from time to time). On December 29, 2023, FOMB filed with the Federal District Court of Puerto Rico its most recent plan of

Assured Guaranty Re Ltd.
Notes to Consolidated Financial Statements, Continued
adjustment for PREPA, the Fourth Amended Title III Plan of Adjustment (FOMB PREPA Plan). The Supplemental Disclosure Statement and the FOMB PREPA Plan are based on the last revised PREPA fiscal plan certified by the FOMB on June 23, 2023 (2023 PREPA Fiscal Plan).

On November 28, 2023, the Federal District Court of Puerto Rico finally adjudicated all claims and counterclaims in the PREPA lien challenge adversary proceeding. On November 30, 2023, the Ceding Insurers filed a notice of appeal with the United States Court of Appeals for the First Circuit (First Circuit) for portions of the March 22, 2023 decision, including the lien scope ruling and the need for a claim estimation proceeding, as well as the June 26, 2023 claim estimation ruling. On January 29, 2024, the First Circuit heard oral arguments for the Ceding Insurers’ appeals.

The FOMB PREPA Plan would split bondholders into two groups: one that would settle litigation regarding whether creditor repayment is limited to existing accounts, and another group that would continue litigating whether bondholders are secured by PREPA’s current and future revenue collections. The FOMB PREPA Plan also would further split settling bondholders into two sub-groups: one consisting of certain original settling bondholders that would receive an enhanced recovery (compared to non-settling bondholders) plus other supporting creditor payments, while the second settling sub-group would receive only the enhanced recovery. The FOMB asserts that, other than for pension claims, PREPA’s debt capacity is $2.5 billion, of which approximately $1.4 billion is allocated to settling creditors. The remaining $1.1 billion is allocated to (i) non-settling bondholders, and (ii) general unsecured creditors (GUCs). The most recent revised FOMB PREPA Plan provides for reduced payments to bondholders since lower projected PREPA revenues are included in the 2023 PREPA Fiscal Plan than had been previously anticipated. The FOMB PREPA Plan estimates that non-settling bondholders will receive a recovery of 12.5% of their allowed unsecured net revenue claim. The Company is opposed to the FOMB PREPA Plan and has joined with a group of non-settling bondholders that continue to litigate whether creditor repayments will include future revenue collections.

The confirmation hearing for the FOMB PREPA Plan occurred in March 2024. At the end of the hearing, Judge Swain stated that she was taking the matter under advisement and gave no indication of timing for an opinion or order.

PRHTA

As of December 31, 2023, the Company had $95.0 million of insured net par outstanding of PRHTA bonds: $87.4 million insured net par outstanding of PRHTA (transportation revenue) bonds and $7.6 million insured net par outstanding of PRHTA (highway revenue) bonds. The PRHTA net par outstanding is payable in full by the financial guaranty insurance policies, and is no longer dependent on the credit of PRHTA.

Puerto Rico Litigation

    Currently, there are numerous legal actions relating to the default by the Commonwealth and certain of its instrumentalities on debt service payments, and related matters, and AGM and AGC are parties to a number of them. AGM and AGC has taken legal action, and may take additional legal action in the future, to enforce its rights with respect to the remaining Puerto Rico obligations which AGM and AGC insure. In addition, the Commonwealth, the FOMB and others have taken legal action naming AGM and AGC as parties.

Certain legal actions involving AGM and AGC and relating to the Commonwealth, Puerto Rico Convention Center District Authority (PRCCDA) and PRIFA or PRHTA, were resolved on March 15, 2022 and all remaining legal actions involving the Ceding Insurers and relating to PRHTA were resolved on December 6, 2022, in connection with the consummation of the 2022 Puerto Rico Resolutions. There remains one active proceeding related to PREPA, while there are a number of unresolved proceedings involving the Ceding Insurers and relating to the default by the Commonwealth or its instrumentalities that remain stayed pending the Federal District Court of Puerto Rico’s determination on the PREPA plan of adjustment.

The remaining active proceeding was initiated by the FOMB in the Federal District Court of Puerto Rico on July 1, 2019 against U.S. Bank National Association, as trustee for PREPA’s bonds, objecting to and challenging the validity, enforceability, and extent of prepetition security interests securing those bonds and seeking other relief. On September 30, 2022, the FOMB filed an amended complaint against the trustee (i) objecting to and challenging the validity, enforceability, and extent of prepetition security interests securing PREPA’s bonds and (ii) arguing that PREPA bondholders’ recourse was limited to certain deposit accounts held by the trustee. On October 7, 2022, the court approved a stipulation permitting the Ceding Insurers to intervene as defendants. Summary judgment motions were filed by plaintiffs and defendants on October 24, 2022. On March 22, 2023, the Federal District Court of Puerto Rico granted in part and denied in part each party’s cross-motions for summary judgment. The Federal District Court of Puerto Rico found that the PREPA bondholders had perfected liens only in

Assured Guaranty Re Ltd.
Notes to Consolidated Financial Statements, Continued
revenues that had been deposited in the sinking fund established under the PREPA trust agreement and related funds over which the bond trustee had control. The Federal District Court of Puerto Rico also held that the PREPA bondholders do have recourse under the trust agreement in the form of an unsecured net revenue claim. In a June 26, 2023 opinion, the court estimated the PREPA bondholders’ allowed unsecured net revenue claim to be $2.4 billion, which the court calculated by largely adopting the conclusions in the FOMB’s expert report. On May 3, 2023, the court denied PREPA bondholders’ request to certify their interlocutory appeal of the finding that the PREPA bondholders had perfected liens only in revenues that had been deposited in the sinking fund established under the PREPA trust agreement and related funds over which the bond trustee had control. On May 15, 2023, the FOMB filed its motion to dismiss the Trustee’s and bondholders’ counterclaims, which was granted by the court on November 28, 2023. The Ceding Insurers filed a notice of appeal on November 30, 2023. On January 29, 2024, the First Circuit heard oral arguments for the Company’s appeals.

The unresolved proceedings initiated in the Federal District Court of Puerto Rico involving the Company and relating to the default by the Commonwealth or its instrumentalities that remain stayed pending the Federal District Court of Puerto Rico’s determination on the PREPA plan of adjustment are:

•The Ceding Insurers’ motion to compel the FOMB to certify the PREPA restructuring support agreement executed in May 2019 (PREPA RSA) for implementation under Title VI of PROMESA.

•The Ceding Insurers’ motion to dismiss PREPA’s Title III Bankruptcy proceeding or, in the alternative, to lift the PROMESA automatic stay to allow for the appointment of a receiver.

•Adversary complaint by certain fuel line lenders of PREPA against the Ceding Insurers, among other parties, including various PREPA bondholders and bond insurers, seeking, among other things, declarations that there is no valid lien securing the PREPA bonds unless and until such lenders are paid in full, as well as orders subordinating the PREPA bondholders’ lien and claims to such lenders’ claims, and declaring the PREPA RSA null and void.

•The Ceding Insurers’ motion to intervene in lawsuit by the retirement system for PREPA employees against, among others, the FOMB, PREPA, the Commonwealth, and the trustee for PREPA bondholders seeking, among other things, declarations that there is no valid lien securing the PREPA bonds other than on amounts in the sinking funds, and order subordinating the PREPA bondholders’ lien and claim to the PREPA employees’ claims.

Specialty Business

    The Company also guarantees specialty business with risk profiles similar to those of its structured finance exposures written in financial guaranty form.

Specialty Business

	As of December 31, 2023		As of December 31, 2022
	Gross Exposure	Net Exposure	Gross Exposure	Net Exposure
	(in thousands)
Insurance securitizations (1)	$1,370,393	$1,043,418	$1,313,795	$986,204
Aircraft RVI	355,101	200,048	355,101	200,048
Other guaranties	2,056,997	2,056,997	228,302	228,302
____________________
(1)    Insurance securitizations net exposure is projected to reach $1.2 billion in 2026.

All exposures in the table above are rated investment-grade, except gross exposure of $143.9 million and net exposure of $83.9 million of aircraft RVI as of both December 31, 2023 and December 31, 2022.

Other guaranties in specialty business include an excess-of-loss guaranty of a minimum amount of billed rent on a diversified portfolio of real estate properties with an internal rating of AA that matures in 2042. The Company’s maximum potential exposure under this guaranty, which is accounted for in accordance with Accounting Standards Codification (ASC) 460, Guarantees, was $1,569 million as of December 31, 2023.

Assured Guaranty Re Ltd.
Notes to Consolidated Financial Statements, Continued
3.    Expected Loss to be Paid (Recovered)

Accounting Policy

Net expected loss to be paid (recovered) is equal to the present value of expected future cash outflows for loss and loss adjustment expense (LAE) payments, net of (i) inflows for expected salvage, subrogation and other recoveries and (ii) excess spread on underlying collateral, as applicable. Cash flows are discounted at current risk-free rates. The Company updates the discount rates each quarter and reflects the effect of such changes in economic loss development.

Expected cash outflows and inflows are probability weighted cash flows that reflect management’s assumptions about the likelihood of all possible outcomes based on all information available to the Company. Those assumptions consider the relevant facts and circumstances and are consistent with the information tracked and monitored through the Company’s surveillance and risk-management functions. Expected loss to be paid (recovered) is important in that it represents the present value of amounts that the Company expects to pay or recover in future periods for all contracts.

Economic loss development represents the change in net expected loss to be paid (recovered) attributable to the effects of changes in the economic performance of insured transactions, changes in assumptions based on observed market trends, changes in discount rates, accretion of discount and the economic effects of loss mitigation efforts.

    In order to effectively evaluate and manage the economics and liquidity of the entire insured portfolio, management assigns ratings and calculates expected loss to be paid (recovered), on a contract-by-contract basis, in the same manner for all its exposures regardless of form or differing accounting models. The exposure reported in Note 2, Outstanding Exposure, includes policies accounted for under various accounting models depending on the characteristics of the contract. The two primary models are: (1) insurance as described in “Financial Guaranty Insurance Losses” in Note 4, Contracts Accounted for as Insurance, and (2) derivatives as described in Note 5, Contracts Accounted for as Credit Derivatives, and Note 8, Fair Value Measurement. The Company has paid and expects to pay future losses and/or recover past losses on policies which fall under each of these two primary accounting models. This note provides information regarding expected claim payments to be made and/or recovered under all contracts in the insured portfolio.

Loss Estimation Process

    The Company’s loss reserve committees estimate expected loss to be paid (recovered) for all contracts by reviewing analyses that consider various scenarios with corresponding probabilities assigned to them. Depending upon the characteristics of the risk, the Company’s view of the potential size of any loss and the information available to the Company, that analysis may be based upon individually developed cash flow models, internal credit rating assessments, sector-driven loss severity assumptions and/or judgmental assessments. In the case of its assumed business, the Company may conduct its own analysis as just described or, depending on the Company’s view of the potential size of any loss and the information available to the Company, the Company may use loss estimates provided by ceding insurers. Each quarter, the Company’s loss reserve committees review and refresh their loss projection assumptions, scenarios and the probabilities they assign to those scenarios based on actual developments during the period and their view of future performance.

    The exposures reinsured or insured by the Company may cover an extended period of time, in some cases over 30 years, and in most circumstances the Company has no right to cancel such reinsurance or insurance. As a result, the Company’s estimate of ultimate loss on a policy is subject to significant uncertainty over the life of the reinsured or insured transaction. Credit performance can be adversely affected by economic, fiscal and financial market variability and the market for assets (for RVI transactions) over the life of most contracts.

    The Company does not use traditional actuarial approaches to determine its estimates of expected losses. The determination of expected loss to be paid (recovered) is an inherently subjective process involving numerous estimates, assumptions and judgments by management, using both internal and external data sources with regard to frequency and severity of loss, economic projections, governmental actions, legal developments, negotiations, recovery rates, delinquency and prepayment rates, timing of cash flows, and other factors that affect credit performance. These estimates, assumptions and judgments, and the factors on which they are based, may change materially over a reporting period, and have a material effect on the Company’s financial statements. Each quarter, the Company may revise its scenarios and update its assumptions including the probability weightings of its scenarios based on public as well as nonpublic information obtained through its surveillance and loss mitigation activities.

Assured Guaranty Re Ltd.
Notes to Consolidated Financial Statements, Continued
    Changes over a reporting period in the Company’s loss estimates for public finance obligations supported by specified revenue streams, such as revenue bonds issued by toll road authorities, municipal utilities or airport authorities, generally will be influenced by factors impacting their revenue levels, such as changes in demand; changing demographics; and other economic factors, especially if the obligations do not benefit from financial support from other tax revenues or governmental authorities. Changes over a reporting period in the Company’s loss estimates for its tax-supported and general obligation public finance transactions generally will be influenced by factors impacting the public issuer’s ability and willingness to pay, such as changes in the economy and population of the relevant area; changes in the issuer’s ability or willingness to raise taxes, decrease spending or receive federal assistance; new legislation; rating agency actions that affect the issuer’s ability to refinance maturing obligations or issue new debt at a reasonable cost; changes in the priority or amount of pensions and other obligations owed to workers; developments in restructuring or settlement negotiations; and other political and economic factors. Changes in loss estimates may also be affected by the Company’s loss mitigation efforts and other variables.

    Changes in the Company’s loss estimates for structured finance transactions generally will be influenced by factors impacting the performance of the assets supporting those transactions. For example, changes over a reporting period in the Company’s loss estimates for its RMBS transactions may be influenced by factors such as the level and timing of loan defaults experienced, changes in housing prices, results from the Company’s loss mitigation activities, and other variables.

Net economic loss development (benefit) over a reporting period may be attributable to a number of interrelated factors such as changes in discount rates, improvement or deterioration of transaction performance, changes in charge-offs, loss mitigation activity, changes to projected default curves, changes in severity rates, and outcome of disputed issues. Actual losses will ultimately depend on future events, transaction performance or other factors that are difficult to predict. As a result, the Company’s current projections of certain losses may be subject to considerable uncertainty and may not reflect the Company’s ultimate claims paid.

    In some instances, the terms of the ceding companies’ policy or the terms of certain workout orders and resolutions give them the option to pay principal losses that have been recognized in the transaction but which they are not yet required to pay, thereby reducing the amount of guaranteed interest due in the future. The ceding companies have sometimes exercised this option, which results in an acceleration of cash outflows but reduces overall losses paid.

Net Expected Loss to be Paid (Recovered) and Net Economic Loss Development (Benefit)
by Accounting Model

	Net Expected Loss to be Paid (Recovered)		Net Economic Loss Development (Benefit)
	As of December 31,		Year Ended December 31,
Accounting Model	2023	2022	2023	2022
	(in thousands)
Insurance (see Notes 4 and 6)	$210,934	$225,446	$49,462	$(4,630)
Credit derivatives (see Note 5)	238	473	185	637
Total	$211,172	$225,919	$49,647	$(3,993)

The following tables present a roll forward of net expected loss to be paid (recovered) for all contracts under all accounting models. The Company used risk-free rates for U.S. dollar denominated obligations, that ranged from 3.79% to 5.40% with a weighted average of 4.15% as of December 31, 2023 and 3.82% to 4.69% with a weighted average of 4.12% as of December 31, 2022. Net expected losses to be paid for U.S. dollar denominated transactions represented approximately 99.7% and 100.0% of the total as of December 31, 2023 and December 31, 2022, respectively.

Assured Guaranty Re Ltd.
Notes to Consolidated Financial Statements, Continued
Net Expected Loss to be Paid (Recovered)
Roll Forward

	Year Ended December 31,
	2023	2022
	(in thousands)
Net expected loss to be paid (recovered), beginning of period	$225,919	$187,272
Economic loss development (benefit) due to:
Accretion of discount	9,296	5,073
Changes in discount rates	2,131	(31,346)
Changes in timing and assumptions	38,220	22,280
Total economic loss development (benefit)	49,647	(3,993)
Net (paid) recovered losses (1)	(64,394)	42,640
Net expected loss to be paid (recovered), end of period	$211,172	$225,919
____________________
(1)     Net (paid) recovered losses in 2023 include extinguishment of certain GO and PRHTA exposures. Net (paid) recovered losses in 2022 include the net amounts received pursuant to the 2022 Puerto Rico Resolutions, as described in Note 2, Outstanding Exposure.

Net Expected Loss to be Paid (Recovered)
Roll Forward by Sector

	Year Ended December 31, 2023
Sector	Net Expected Loss to be Paid (Recovered) as of December 31, 2022	Net Economic Loss Development (Benefit)	Net (Paid) Recovered Losses	Net Expected Loss to be Paid (Recovered) as of December 31, 2023
	(in thousands)
Public finance:
U.S. public finance	$128,039	$40,844	$(52,246)	$116,637
Non-U.S public finance	101	620	—	721
Public finance	128,140	41,464	(52,246)	117,358
Structured finance:
U.S. RMBS	220	(7,008)	4,721	(2,067)
Insurance securitizations	72,321	14,792	(16,612)	70,501
Other structured finance	25,238	399	(257)	25,380
Structured finance	97,779	8,183	(12,148)	93,814
Total	$225,919	$49,647	$(64,394)	$211,172

Assured Guaranty Re Ltd.
Notes to Consolidated Financial Statements, Continued

	Year Ended December 31, 2022
Sector	Net Expected Loss to be Paid (Recovered) as of December 31, 2021	Net Economic Loss Development (Benefit)	Net (Paid) Recovered Losses	Net Expected Loss to be Paid (Recovered) as of December 31, 2022
	(in thousands)
Public finance:
U.S. public finance	$94,439	$7,297	$26,303	$128,039
Non-U.S public finance	1,016	(748)	(167)	101
Public finance	95,455	6,549	26,136	128,140
Structured finance:
U.S. RMBS	4,848	(27,625)	22,997	220
Insurance securitizations	59,733	17,722	(5,134)	72,321
Other structured finance	27,236	(639)	(1,359)	25,238
Structured finance	91,817	(10,542)	16,504	97,779
Total	$187,272	$(3,993)	$42,640	$225,919

    The tables above include: (a) net LAE paid of $6.2 million and $6.6 million for the years ended December 31, 2023 and 2022, respectively, and (b) net expected LAE to be paid of $5.3 million as of December 31, 2023 and $3.7 million as of December 31, 2022.

Public Finance

The largest component of public finance net expected losses to be paid (recovered) and net economic loss development (benefit) are U.S. exposures, including Puerto Rico exposures, which are discussed in Note 2, Outstanding Exposure.

U.S. RMBS Loss Projections

The Company projects losses on its assumed U.S. RMBS on a transaction-by-transaction basis by projecting the performance of the underlying pool of mortgages over time and then applying the structural features (i.e., payment priorities and tranching) of the RMBS and any expected representation and warranty recoveries/payables to the projected performance of the collateral over time. The resulting projected claim payments or reimbursements are then discounted using risk-free rates.

The further behind mortgage borrowers fall in making payments, the more likely it is that they will default. The rate at which borrowers from a particular delinquency category (number of monthly payments behind) eventually default is referred to as the “liquidation rate.” The Company derives its liquidation rate assumptions from observed roll rates, which are the rates at which loans progress from one delinquency category to the next and eventually to default and liquidation. The Company applies liquidation rates to the mortgage loan collateral in each delinquency category and makes certain timing assumptions to project near-term mortgage collateral defaults from loans that are currently delinquent.

Mortgage borrowers that are not behind on payments and have not fallen two or more payments behind in the last two years (generally considered performing borrowers) have demonstrated an ability and willingness to pay through challenging economic periods, and as a result are viewed as less likely to default than delinquent borrowers or those that have experienced delinquency recently. Performing borrowers that eventually default will also need to progress through delinquency categories before any defaults occur. The Company projects how many of the currently performing loans will default and when they will default, by first converting the projected near term defaults of delinquent borrowers derived from liquidation rates into a vector of conditional default rates (CDR), then projecting how the CDR will develop over time. Loans that are defaulted pursuant to the CDR after the near-term liquidation of currently delinquent loans represent defaults of currently performing loans and projected re-performing loans. The CDR is the outstanding principal amount of defaulted loans liquidated in the current month divided by the remaining outstanding amount of the whole pool of loans (collateral pool balance). The collateral pool balance decreases over time as a result of scheduled principal payments, partial and whole principal prepayments, and defaults.

In order to derive collateral pool losses from the collateral pool defaults it has projected, the Company applies a loss severity. The loss severity is the amount of loss the transaction experiences on a defaulted loan after the application of net proceeds from the disposal of the underlying property. The Company projects loss severities by sector and vintage based on its experience to date. The Company continues to update its evaluation of these loss severities as new information becomes available.

Assured Guaranty Re Ltd.
Notes to Consolidated Financial Statements, Continued

The Company projects the overall future cash flow from a collateral pool by adjusting the payment stream from the principal and interest contractually due on the underlying mortgages for the collateral losses it projects as described above; assumed voluntary prepayments; and servicer advances. The Company then applies an individual model of the structure of the transaction to the projected future cash flow from that transaction’s collateral pool to project the Company’s future claims and claim reimbursements for that individual transaction. Finally, the projected claims and reimbursements are discounted using risk-free rates. The Company runs several sets of assumptions regarding mortgage collateral performance, or scenarios, and probability weights them.

Each period the Company reviews the assumptions it uses to make RMBS loss projections with consideration of updates on the performance of its insured transactions (including early-stage delinquencies, late-stage delinquencies and loss severity) as well as the residential property market and economy in general. To the extent it observes changes, it makes a judgment as to whether those changes are normal fluctuations or part of a more prolonged trend. The assumptions that the Company uses to project RMBS losses are shown in the sections below.

Net Economic Loss Development (Benefit)
U.S. RMBS

	Year Ended December 31,
	2023	2022
	(in thousands)
First lien U.S. RMBS	$(590)	$(4,605)
Second lien U.S. RMBS	(6,418)	(23,020)

First Lien U.S. RMBS Loss Projections: Alt-A, Prime, Option ARM and Subprime

The majority of projected losses in first lien U.S. RMBS transactions are expected to come from non-performing mortgage loans (those that are or have recently been two or more payments behind, have been modified, are in foreclosure, or have been foreclosed upon). Changes in the amount of non-performing loans from the amount projected in the previous period are one of the primary drivers of loss projections in this portfolio. In order to project the number of defaults arising from these delinquent and foreclosed loans, the Company applies a liquidation rate assumption to loans in each of various non-performing categories. The Company arrived at its liquidation rates based on data purchased from a third-party provider and assumptions about how delays in the foreclosure process and loan modifications may ultimately affect the rate at which loans are liquidated. Each quarter the Company reviews recent data and (if necessary) adjusts its liquidation rates based on its observations. The following table shows liquidation assumptions for various non-performing and re-performing categories.

First Lien U.S. RMBS Liquidation Rates

	As of December 31, 2023			As of December 31, 2022
	Range			Range
Current but recently delinquent	20%			20%
30 - 59 Days Delinquent	30%	–	35%	30%	–	35%
60 - 89 Days Delinquent	40%	–	45%	40%	–	45%
90 + Days Delinquent	45%	–	60%	45%	–	60%
Bankruptcy	40%	–	50%	40%	–	50%
Foreclosure	55%	–	65%	55%	–	65%
Real Estate Owned	100%			100%

While the Company uses the liquidation rates above to project defaults of non-performing loans (including current loans that were recently modified or delinquent), it projects defaults on presently current loans by applying a CDR curve. The start of that CDR curve is based on the defaults the Company projects will emerge from currently nonperforming, recently nonperforming and modified loans. The total amount of expected defaults from the non-performing loans is translated into a constant CDR (i.e., the CDR plateau), which, if applied for each of the next 36 months, results in the projection of the defaults that are expected to emerge from the various delinquency categories. The CDR thus calculated individually on the delinquent collateral pool for each RMBS is then used as the starting point for the CDR curve used to project defaults of the presently performing loans.

Assured Guaranty Re Ltd.
Notes to Consolidated Financial Statements, Continued

In the most heavily weighted scenario (the base scenario), after the 36-month CDR plateau period, each transaction’s CDR is projected to improve over 12 months to a final CDR of 5% of the CDR plateau. In the base scenario, the Company assumes the final CDR will be reached one year after the 36-month CDR plateau period. Under the Company’s methodology, defaults projected to occur in the first 36 months represent defaults that can be attributed to loans that were recently modified or delinquent, or that are currently delinquent or in foreclosure, while the defaults projected to occur using the projected CDR trend after the first 36 month period represent defaults attributable to borrowers that are currently performing or are projected to re-perform.
    Another important driver of loss projections is loss severity, which is the amount of loss the transaction incurs on a loan after the application of net proceeds from the disposal of the underlying property. The Company assumes in the base scenario that recent (still historically elevated) loss severities will improve after loans with accumulated delinquencies and foreclosure cost are liquidated. The Company is assuming in the base scenario that the recent levels generally will continue for another 18 months. The Company determines its initial loss severity based on actual recent experience. Each quarter the Company reviews available data and (if necessary) adjusts its severities based on its observations. The Company then assumes that loss severities begin returning to levels consistent with underwriting assumptions beginning after the initial 18 month period, declining to 40% in the base scenario over 2.5 years.

The following table shows the range as well as the average, weighted by outstanding net insured par, for key assumptions used in the calculation of expected loss to be paid (recovered) for individual transactions for first lien U.S. RMBS.

Key Assumptions in Base Scenario Expected Loss Estimates
First Lien U.S. RMBS

	As of December 31, 2023		As of December 31, 2022
	Range	Weighted Average	Range	Weighted Average
Alt-A and Prime
CDR plateau	1.6% - 9.0%	3.7%	2.3% - 11.5%	5.3%
Final CDR	0.1% - 0.4%	0.2%	0.1% - 0.6%	0.3%
Initial loss severity	50%		50%
Option ARM
CDR plateau	2.4% -8.9%	3.4%	2.3% - 7.5%	4.1%
Final CDR	0.1% - 0.4%	0.2%	0.1% - 0.4%	0.2%
Initial loss severity	50%		50%
Subprime
CDR plateau	0.3% - 10.0%	4.7%	2.7% - 9.7%	6.0%
Final CDR	0.0% - 0.5%	0.2%	0.1% - 0.5%	0.3%
Initial loss severity	50%		50%

The rate at which the principal amount of loans is voluntarily prepaid may impact both the amount of losses projected (since that amount is a function of the CDR, the loss severity and the loan balance over time) as well as the amount of excess spread (the amount by which the interest paid by the borrowers on the underlying loan exceeds the amount of interest owed on the insured obligations). The assumption for the voluntary conditional prepayment rate (CPR) follows a pattern similar to that of the CDR. The current level of voluntary prepayments is assumed to continue for the plateau period before gradually increasing over 12 months to the final CPR, which is assumed to be 15% in the base scenario. For transactions where the initial CPR is higher than the final CPR, the initial CPR is held constant and the final CPR is not used. These CPR assumptions are the same as those the Company used for December 31, 2022.

The Company incorporates a recovery assumption into its reserving model to reflect observed trends in recoveries of deferred principal balances of modified first lien loans that had been previously written off. For transactions where the Company has detailed loan information, the Company assumes, in the base scenario, that 30% of the deferred loan balances will eventually be recovered upon sale of the collateral or refinancing of the loans. In the first quarter of 2023, in light of volatility in interest rates, the mortgage market and home prices, the Company began incorporating higher (a 50% recovery rate) and lower (a 10% recovery rate) levels into the least and most stressful scenarios, which widened the range of possible outcomes but had a minimal effect on the weighted average recovery, which at the time was 20%. Additionally, in the third quarter of

Assured Guaranty Re Ltd.
Notes to Consolidated Financial Statements, Continued
2023, due to home prices reaching all time highs, the Company increased its scenario based recovery assumptions such that the weighted average recovery percentage increased from 20% to approximately 30%.

    In estimating expected losses, the Company modeled and probability weighted sensitivities for first lien U.S. RMBS transactions by varying its assumptions of how fast a recovery is expected to occur. One of the variables used to model sensitivities was how quickly the CDR returned to its modeled equilibrium, which was defined as 5% of the CDR plateau. The Company also stressed CPR and the speed of recovery of loss severity rates. The Company probability weighted a total of five scenarios as of December 31, 2023 and December 31, 2022, respectively.

    Certain transactions benefit from excess spread when they are supported by large portions of fixed rate assets (either originally fixed or modified to be fixed) but have insured floating rate debt linked to the Secured Overnight Finance Rate (SOFR). An increase in projected SOFR decreases excess spread, while lower SOFR projections result in higher excess spread.

The Company used a similar approach to establish its scenarios as of December 31, 2023 as it used as of December 31, 2022, increasing and decreasing the periods of stress from those used in the base scenario, except as described above with regards to the increase in deferred principal recoveries. In the Company’s most stressful scenario where 10% of deferred principal balances are assumed to be recovered, loss severities were assumed to rise and then recover over nine years and the initial ramp-down of the CDR was assumed to occur over 16 months, expected loss to be paid would increase from current projections by approximately $1.1 million for all first lien U.S. RMBS transactions. In the Company’s least stressful scenario where 50% of deferred principal balances are assumed to be recovered, the CDR plateau was six months shorter (30 months, effectively assuming that liquidation rates would improve) and the CDR recovery was more pronounced (including an initial ramp-down of the CDR over eight months), expected loss to be paid would decrease from current projections by approximately $0.7 million for all first lien U.S. RMBS transactions.
Second Lien U.S. RMBS Loss Projections

Second lien U.S. RMBS transactions include both home equity lines of credit (HELOC) and closed end second lien mortgages. The Company believes the primary variable affecting its expected losses in second lien RMBS transactions is the amount and timing of future losses or recoveries in the collateral pool supporting the transactions (including recoveries from previously charged-off loans). Expected losses are also a function of the structure of the transaction, the prepayment speeds of the collateral, the interest rate environment, and assumptions about loss severity.

The Company estimates the amount of loans that will default over the next several years by first calculating expected liquidation rates for delinquent loans, and applying liquidation rates to currently delinquent loans in order to arrive at an expected dollar amount of defaults from currently delinquent collateral (plateau period defaults).

Similar to the methodology applied to first lien U.S. RMBS transactions, the Company then calculates a CDR that will cause the targeted amount of liquidations to occur during the plateau period.

For the base scenario, the CDR plateau is held constant for 36 months. Once the plateau period ends, the CDR is assumed to trend down in uniform increments for one year to its final long-term steady state CDR (5% of original plateau).

HELOC loans generally permitted the borrower to pay only interest for an initial period (often ten years) and, after that period, require the borrower to make both the monthly interest payment and a monthly principal payment. This causes the borrower's total monthly payment to increase, sometimes substantially, at the end of the initial interest-only period. A substantial number of loans in the Company’s insured transactions had been modified to extend the interest-only period to 15 years. The majority of the modified loans had reset to fully amortizing by the end of 2022, and most of the remaining loans will reset over the next several years.

The Company has observed the performance of the modified loans that have finally reset to full amortization (which represent the majority of extended loans), and noted low levels of delinquency, even with substantial increases in monthly payments. This observed performance lowers the level of uncertainty regarding this modified cohort as the remainder continue to reset.

When a second lien loan defaults, there is generally a low recovery. The Company assumed, as of December 31, 2023 and December 31, 2022 that it will generally recover 2% of future defaulting collateral at the time of charge-off, with additional amounts of post charge-off recoveries projected to come in over time. A second lien on the borrower’s home may be retained in the Company’s second lien transactions after the loan is charged off and the loss applied to the transaction, particularly in cases

Assured Guaranty Re Ltd.
Notes to Consolidated Financial Statements, Continued
where the holder of the first lien has not foreclosed. If the second lien is retained and the value of the home increases, the servicer may be able to use the second lien to increase recoveries, either by arranging for the borrower to resume payments or by realizing value upon the sale of the underlying real estate. The Company evaluates its assumptions quarterly based on actual recoveries of charged-off loans observed from period to period and reasonable expectations of future recoveries. In instances where the Company is able to obtain information on the lien status of charged-off loans, it assumes there will be a certain level of future recoveries of the balance of the charged-off loans where the second lien is still intact. The Company’s base scenario recovery assumption for charged-off loans is 40% (up from 30% in December 31, 2022), as shown in the table below, based on observed trends and reasonable expectations of future recoveries. Such recoveries are assumed to be received evenly over the next five years. In the first quarter of 2023, in light of volatility in interest rates, the mortgage market and home prices, as with the first lien deferred principal balances detailed earlier, the Company also expanded the range of potential recoveries as a percentage of charged off loan balances. In the third quarter of 2023, this range was further expanded to represent a potential for greater future recoveries due to home prices reaching new record highs. The assumptions as of December 31, 2023 ranged from a 10% recovery of charged-off loan balances in the most stressful scenario to an 80% recovery in the least stressful scenario. The effect of these updated assumptions on expected loss to be paid (recovered) was a benefit of $2.9 million in 2023.

The rate at which the principal amount of loans is prepaid may impact both the amount of losses projected as well as the amount of excess spread. In the base scenario, an average CPR (based on experience of the past year) is assumed to continue until the end of the plateau before gradually increasing to the final CPR over the same period the CDR decreases. The final CPR is assumed to be 15% for second lien U.S. RMBS transactions (in the base scenario), which is lower than the historical average but reflects the Company’s continued uncertainty about the projected performance of the borrowers in these transactions. For transactions where the initial CPR is higher than the final CPR, the initial CPR is held constant and the final CPR is not used. This pattern is consistent with how the Company modeled the CPR as of December 31, 2022. To the extent that prepayments differ from projected levels the Company’s projected excess spread and losses could materially change.

     In estimating expected losses, the Company modeled and probability weighted five scenarios, each with a different CDR curve applicable to the period preceding the return to the long-term steady state CDR. The Company believes that the level of the elevated CDR and the length of time it will persist and the ultimate prepayment rate are the primary drivers of the amount of losses the collateral will likely suffer.

    The following table shows the range as well as the average, weighted by net par outstanding, for key assumptions used in the calculation of expected loss to be paid (recovered) for individual transactions for HELOCs.

Key Assumptions in Base Scenario Expected Loss Estimates
HELOCs

	As of December 31, 2023		As of December 31, 2022
	Range	Weighted Average	Range	Weighted Average
CDR plateau	0.8% - 9.3%	2.7%	0.4% - 6.3%	3.5%
Final CDR trended down to	0.0% - 0.5%	0.1	0.0% - 0.3%	0.2%
Liquidation rates:
Current but recently delinquent	20%		20%
30 – 59 Days Delinquent	30		30
60 – 89 Days Delinquent	40		40
90+ Days Delinquent	60		60
Bankruptcy	55		55
Foreclosure	55		55
Real Estate Owned	100		100
Loss severity on future defaults	98%		98%
Projected future recoveries on previously charged-off loans	40%		30%

The Company continues to evaluate the assumptions affecting its modeling results. The Company believes the most important driver of its projected second lien U.S. RMBS losses is the performance of its HELOC transactions.

The Company modeled scenarios with a longer period of elevated defaults and others with a shorter period of elevated defaults. In the Company’s most stressful scenario, assuming 10% recoveries on charged-off loans, increasing the CDR plateau to 42 months and increasing the ramp-down by four months to 16 months (for a total stress period of 58 months) would

Assured Guaranty Re Ltd.
Notes to Consolidated Financial Statements, Continued
decrease the expected recovery by approximately $7.9 million for HELOC transactions. On the other hand, in the Company’s least stressful scenario, assuming 80% recoveries on charged-off loans, reducing the CDR plateau to 30 months and decreasing the length of the CDR ramp-down to eight months (for a total stress period of 38 months), and lowering the ultimate prepayment rate to 10% would increase the expected recovery by approximately $10.7 million for HELOC transactions.

Insurance Securitizations

    The Company had $3,367.8 million of net par exposure to financial guaranty insurance securitizations as of December 31, 2023, of which $293.8 million in net par is rated BIG. The insurance securitizations are based on discrete blocks of individual life insurance business. In older vintage life insurance transactions, which include the BIG-rated transactions, the amounts raised by the sale of the notes reinsured by the Company were used to capitalize a special purpose vehicle that provides reinsurance to a life insurer or reinsurer. The amounts have been invested since inception in accounts managed and valued by third-party investment managers. In the case of the BIG-rated transactions, material amounts of their assets were initially invested in U.S. RMBS. The Company projects that its total net expected loss across its troubled insurance securitization exposures as of December 31, 2023 will be $70.5 million, compared with a net expected loss of $72.3 million as of December 31, 2022.

Structured Finance Other Than U.S. RMBS and Insurance Securitizations

The Company provides financial guaranty reinsurance on $113.6 million net par of student loan securitizations issued by private issuers. Of this amount, $41.9 million is rated BIG due to: (i) the poor credit performance of private student loan collateral and high loss severities, or (ii) high interest rates on auction rate securities with respect to which the auctions have failed. In addition, $83.9 million of aircraft RVI exposure was rated BIG. The net expected loss to be paid on structured finance transactions other than U.S. RMBS and insurance securitizations was $25.4 million.

Recovery Litigation and Dispute Resolution

    In the ordinary course of their respective businesses, the Company and its affiliated ceding companies are involved in litigation or other dispute resolution with third parties to recover insurance losses paid in prior periods or prevent or reduce losses in the future. The impact, if any, of these and other proceedings on the amount of recoveries the Company or its affiliated ceding companies ultimately receive and losses they pay in the future is uncertain, and the impact of any one or more of these proceedings during any quarter or year could be material to the Company’s financial statements.

    The relevant affiliated ceding companies have asserted claims in a number of legal proceedings in connection with their exposure to Puerto Rico. See Note 2, Outstanding Exposure, for a discussion of the Company’s exposure to Puerto Rico and related recovery litigation being pursued by the affiliated ceding companies.

4.    Contracts Accounted for as Insurance

The portfolio of outstanding exposures discussed in Note 2, Outstanding Exposure, and Note 3, Expected Loss to be Paid (Recovered), includes contracts that are accounted for as insurance contracts and derivatives. Amounts presented in this note relate only to contracts accounted for as insurance, unless otherwise specified. See Note 5, Contracts Accounted for as Credit Derivatives, for amounts that relate to CDS and other derivatives.

Premiums

Accounting Policy

Financial Guaranty Insurance

Financial guaranty contracts that meet the scope exception under derivative accounting guidance are subject to industry specific guidance for financial guaranty insurance. The accounting for contracts that fall under the financial guaranty insurance definition is consistent whether contracts are written on a direct basis, assumed from another financial guarantor under a reinsurance treaty, or ceded to another insurer under a reinsurance treaty.

Premiums receivable represent the present value of contractual or expected future premium collections discounted using risk free rates. Unearned premium reserve represents deferred premium revenue, less claim payments made (net of recoveries received) that have not yet been recognized in the statement of operations (contra-paid). The following discussion

Assured Guaranty Re Ltd.
Notes to Consolidated Financial Statements, Continued
relates to the deferred premium revenue component of the unearned premium reserve, while the contra-paid is discussed below under “Losses and Recoveries.”

The amount of deferred premium revenue at contract inception is determined as follows:

•For premiums received upfront on financial guaranty insurance contracts, deferred premium revenue is equal to the amount of cash received. Upfront premiums typically relate to public finance transactions.

•For premiums received in installments on financial guaranty insurance contracts, deferred premium revenue is calculated as the present value (discounted at risk free rates) of either (i) contractual premiums due or (ii) in cases where the underlying collateral is composed of homogeneous pools of assets, the expected premiums to be collected over the life of the contract. To be considered a homogeneous pool of assets, prepayments must be contractually allowable, the amount of prepayments must be probable, and the timing and amount of prepayments must be reasonably estimable. Installment premiums typically relate to structured finance (e.g., securitized debt) and infrastructure transactions, where the insurance premium rate is determined at the inception of the contract but the insured par is subject to prepayment throughout the life of the transaction.

When the Company adjusts prepayment assumptions for expected premium collections for obligations backed by homogeneous pools of contractually prepayable assets, an adjustment is recorded to the deferred premium revenue, with a corresponding adjustment to premiums receivable. Premiums receivable are discounted at the risk-free rate at inception and such discount rate is updated only when changes to prepayment assumptions are made that change the expected date of final maturity. Accretion of the discount on premiums receivable is reported in “net earned premiums.”

The Company recognizes deferred premium revenue as earned premium over the contractual period or expected period of the contract in proportion to the amount of insurance protection provided. As premium revenue is recognized, a corresponding decrease to the deferred premium revenue is recorded. The amount of insurance protection provided is a function of the insured par amount outstanding. Accordingly, the proportionate share of premium revenue recognized in a given reporting period is a constant rate calculated based on the relationship between the insured par amounts outstanding in the reporting period compared with the sum of each of the insured par amounts outstanding for all periods. When an insured financial obligation is retired before its maturity, the financial guaranty insurance contract is extinguished, and any nonrefundable deferred premium revenue related to that contract is accelerated and recognized as premium revenue. Any unamortized acquisition costs are expensed. The Company assesses the need for an allowance for credit loss on premiums receivables each reporting period.

For assumed reinsurance contracts, net earned premiums reported in the consolidated statements of operations are calculated based upon data received from ceding companies; however, some ceding companies report premium data between 30 and 90 days after the end of the reporting period. The Company estimates net earned premiums for the lag period.  Differences between such estimates and actual amounts are recorded in the period in which the actual amounts are determined. When installment premiums are related to assumed reinsurance contracts, the Company assesses the credit quality and available liquidity of the ceding companies and the impact of any potential regulatory constraints to determine the collectability of such amounts.

Specialty Insurance and Reinsurance

For RVI transactions, the amount of unearned premium reserve at contract inception is equal to the cash premiums received upfront. The Company then recognizes that RVI unearned premium reserve as earned premium over the remaining contract period in proportion to the amount of insurance protection provided. For insurance securitizations, the unearned premium reserve is equal to the amount of contractual premiums currently due. The Company then recognizes that insurance securitizations unearned premium reserve when premiums are due. For insurance securitizations and reinsurance, premiums receivable consist of the amount of contractual premiums currently due.

Ceded unearned premium reserve is recorded as an asset. Direct, assumed and ceded earned premiums are presented together as net earned premiums in the statement of operations. See Note 6, Reinsurance, for a breakout of direct, assumed and ceded premiums.

Assured Guaranty Re Ltd.
Notes to Consolidated Financial Statements, Continued
Insurance Contracts’ Premium Information

Net Earned Premiums

	Year Ended December 31,
	2023	2022
	(in thousands)
Financial guaranty insurance:
Scheduled net earned premiums	$63,109	$60,628
Accelerations from refundings and terminations (1)	5,664	15,480
Accretion of discount on net premiums receivable	8,258	5,491
Financial guaranty insurance net earned premiums	77,031	81,599
Specialty net earned premiums	4,291	3,805
Net earned premiums	$81,322	$85,404
____________________
(1)    2022 accelerations include $4.5 million related to the 2022 Puerto Rico Resolutions. See Note 2, Outstanding Exposure, for additional information.

Components of
Unearned Premium Reserve

	As of December 31, 2023			As of December 31, 2022
	Gross	Ceded (2)	Net	Gross	Ceded (2)	Net
	(in thousands)
Financial guaranty:
Deferred premium revenue	$812,079	$15,157	$796,922	$780,467	$—	$780,467
Contra-paid (1)	(1,697)	—	(1,697)	(1,909)	—	(1,909)
Unearned premium reserve	810,382	15,157	795,225	778,558	—	778,558
Unearned premium reserve - specialty insurance and reinsurance	13,867	5,803	8,064	16,948	7,475	9,473
Unearned premium reserve	$824,249	$20,960	$803,289	$795,506	$7,475	$788,031
 ____________________
(1)    See “Losses – Insurance Contracts’ Loss Information” below for an explanation of “contra-paid.”
(2)    Reported in “other assets” on the consolidated balance sheets.

Net Unearned Premium Reserve by Company

	As of December 31, 2023			As of December 31, 2022
	AGRO	AG Re	Total	AGRO	AG Re	Total
	(in thousands)
Financial guaranty (1)	$9	$795,216	$795,225	$13	$778,545	$778,558
Specialty insurance and reinsurance	8,064	—	8,064	9,473	—	9,473
Unearned premium reserve	$8,073	$795,216	$803,289	$9,486	$778,545	$788,031
 ____________________
(1)    Under U.S. single risk limit calculations, $668.5 million and $652.6 million as of December 31, 2023 and December 31, 2022, respectively, of AG Re’s stand-alone net unearned premium reserve relates to exposures that would comply with the single risk limitations in the U.S.

Assured Guaranty Re Ltd.
Notes to Consolidated Financial Statements, Continued
Gross Premium Receivable, Net of Commissions Payable on Assumed Business
Roll Forward

	Year Ended December 31,
	2023	2022
	(in thousands)
Beginning of year	$245,982	$257,335
Less: Specialty insurance premium receivable	746	707
Financial guaranty insurance premiums receivable	245,236	256,628
Gross written premiums on new business, net of commissions	68,965	57,612
Gross premiums received, net of commissions	(38,884)	(47,169)
Adjustments:
Changes in the expected term	1,063	(12,831)
Accretion of discount, net of commissions on assumed business	5,852	3,914
Foreign exchange gain (loss) on remeasurement	6,754	(12,915)
Other adjustments	(358)	(3)
Financial guaranty insurance premium receivable	288,628	245,236
Specialty insurance premium receivable	1,122	746
December 31,	$289,750	$245,982

Approximately 49% and 50% of gross premiums receivable, net of commissions payable as of December 31, 2023 and December 31, 2022, respectively, are denominated in currencies other than the U.S. dollar, primarily the pound sterling and euro.

The timing and cumulative amount of actual collections and net earned premiums may differ from those of expected collections and of expected net earned premiums in the table below due to factors such as foreign exchange rate fluctuations, counterparty collectability issues, accelerations, commutations, restructurings, changes in the consumer price indices changes in expected lives and new business.

Assured Guaranty Re Ltd.
Notes to Consolidated Financial Statements, Continued
Financial Guaranty Insurance
Expected Future Premium Collections and Earnings

	As of December 31, 2023
	Future Gross Premiums to be Collected (1)	Future Premiums to be Earned (2)
	(in thousands)
2024 (January 1 – March 31)	$15,581	$15,497
2024 (April 1 – June 30)	5,591	15,445
2024 (July 1 – September 30)	6,612	15,408
2024 (October 1 – December 31)	10,781	15,144
Subtotal 2024	38,565	61,494
2025	22,945	58,234
2026	22,313	55,131
2027	21,824	52,864
2028	20,890	50,578
2029-2033	86,508	208,521
2034-2038	47,411	122,628
2039-2043	36,427	79,791
After 2043	61,244	107,681
Total	$358,127	796,922
Future accretion		97,038
Total future net earned premiums		$893,960
____________________
(1)    Net of assumed commissions payable.
(2)     Net of reinsurance.

Selected Information for Financial Guaranty Insurance Policies with Premiums Paid in Installments

	As of December 31,
	2023	2022
	(dollars in thousands)
Premiums receivable, net of commissions payable	$288,628	$245,236
Deferred premium revenue	439,152	385,171
Weighted‑average risk-free rate used to discount premiums	2.2%	2.1%
Weighted‑average period of premiums receivable (in years)	11.1	12.1

Policy Acquisition Costs

Accounting Policy

Deferred acquisition costs (DAC) reported on the consolidated balance sheet represent the unamortized portion of (i) policy acquisition costs that are directly related and essential to the successful acquisition of an insurance contract and (ii) ceding commission income and expense. Deferred policy acquisition costs include the cost of underwriting personnel attributable to successful underwriting efforts. The Company conducts an annual time study, which requires the use of judgment, to estimate the amount of costs to be deferred.

DAC is generally amortized in proportion to net earned premiums. Amortization of deferred policy acquisition costs includes the accretion of discount on ceding commission receivable and payable. When an insured obligation is retired early, the remaining related DAC is expensed at that time.

Costs incurred for soliciting potential customers, market research, training, administration, unsuccessful acquisition efforts, and product development as well as overhead costs are charged to expense as incurred.

    Expected losses and LAE, investment income, and the remaining costs of servicing the insured or reinsured business, are considered in determining the recoverability of DAC.

Assured Guaranty Re Ltd.
Notes to Consolidated Financial Statements, Continued

Policy Acquisition Costs

Roll Forward of Deferred Acquisition Costs

	Year Ended December 31,
	2023	2022
	(in thousands)
Beginning of year	$240,292	$239,161
Costs deferred during the period	28,404	24,518
Costs amortized during the period	(20,942)	(23,387)
December 31,	$247,754	$240,292

Losses and Recoveries

Accounting Policies

Loss and LAE Reserve

Loss and LAE reserve reported on the balance sheet relates only to direct and assumed reinsurance contracts that are accounted for as insurance, substantially all of which are financial guaranty insurance contracts. The portion of any contract’s reserve that is ceded to a reinsurer is reported as “reinsurance recoverable on unpaid losses” and reported in “other assets.” As discussed in Note 8, Fair Value Measurement, contracts that meet the definition of a derivative are recorded separately at fair value.

    Under financial guaranty insurance accounting, the sum of unearned premium reserve and loss and LAE reserve represents the Company’s stand‑ready obligation. A loss and LAE reserve for a financial guaranty insurance contract is recorded only to the extent, and for the amount, that expected loss to be paid plus contra-paid (total losses) exceed the deferred premium revenue, on a contract-by-contract basis. As a result, the Company has expected loss to be paid that has not yet been expensed. Such amounts will be recognized in future periods as deferred premium revenue amortizes into income.

When a claim or LAE payment is made on a contract, the Company first reduces any recorded loss and LAE reserve. To the extent there is insufficient loss and LAE reserve on a contract, then such claim payment is recorded as “contra-paid,” which reduces the unearned premium reserve. The contra-paid is recognized in “loss and loss adjustment expenses (benefit)” in the consolidated statement of operations when and for the amount that total losses exceed the remaining deferred premium revenue on the insurance contract. “Loss and loss adjustment expenses (benefit)” in the consolidated statement of operations is presented net of cessions to reinsurers.

Salvage and Subrogation Recoverable

Expected losses to be paid are reduced when a claim payment (or estimated future claim payment) entitles the Company to cash flows associated with salvage and subrogation rights from the underlying collateral of, or other recoveries relating to, an insured exposure. Such reduction in expected loss to be paid can result in one of the following: (i) a reduction in the corresponding loss and LAE reserve with a benefit to the consolidated statement of operations; (ii) no effect on the consolidated balance sheet or statements of operations, if total loss is not in excess of deferred premium revenue; or (iii) the recording of a salvage asset with a benefit to the consolidated statements of operations if the transaction is in a net recovery position at the reporting date. The ceded component of salvage and subrogation recoverable is reported in “other liabilities.”

Expected Loss to be Expensed

    Expected loss to be expensed represents past or expected future financial guaranty insurance net claim payments that have not yet been expensed. Such amounts will be expensed in future periods as deferred premium revenue amortizes into income. Expected loss to be expensed is the Company’s projection of incurred losses that will be recognized in future periods, excluding accretion of discount.

Assured Guaranty Re Ltd.
Notes to Consolidated Financial Statements, Continued
Insurance Contracts’ Loss Information

Loss and LAE reserve and salvage and subrogation recoverable are discounted at risk-free rates for U.S. dollar denominated financial guaranty insurance obligations that ranged from 3.79% to 5.40% with a weighted average of 4.24% as of December 31, 2023 and 3.82% to 4.69% with a weighted average of 4.12% as of December 31, 2022.

The following tables provide information on net reserve (salvage), which includes loss and LAE reserves and salvage and subrogation recoverable, both net of reinsurance.

Net Reserve (Salvage) by Sector

	As of December 31,
Sector	2023	2022
	(in thousands)
Public finance:
U.S. public finance	$103,987	$117,250
Non-U.S public finance	13	63
Public finance	104,000	117,313
Structured finance:
U.S. RMBS	(2,923)	(875)
Insurance securitizations	69,703	70,983
Other structured finance	24,875	24,624
Structured finance	91,655	94,732
Total	$195,655	$212,045

Components of Net Reserve (Salvage)

	As of December 31,
	2023	2022
	(in thousands)
Loss and LAE reserve	$244,243	$243,461
Reinsurance recoverable on unpaid losses (1)	(1,551)	(2,090)
Loss and LAE reserve, net	242,692	241,371
Salvage and subrogation recoverable	(47,021)	(29,317)
Salvage and subrogation reinsurance payable (2)	1	1
Other recoverable	(17)	(10)
Salvage and subrogation recoverable, net	(47,037)	(29,326)
Net reserve (salvage)	$195,655	$212,045
____________________
(1)    Reported in “other assets” on the consolidated balance sheets.
(2)    Reported in “other liabilities” on the consolidated balance sheets.

Financial Guaranty Insurance Loss Information

    The table below provides a reconciliation of net expected loss to be paid (recovered) for financial guaranty insurance contracts to net expected loss to be expensed. Expected loss to be paid (recovered) for financial guaranty insurance contracts differs from expected loss to be expensed due to: (i) the contra-paid, which represents the claim payments made and recoveries received that have not yet been recognized in the statements of operations; (ii) salvage and subrogation recoverable for transactions that are in a net recovery position where the Company has not yet received recoveries on claims previously paid (and therefore recognized in income but not yet received); and (iii) loss reserves that have already been established (and therefore expensed but not yet paid).

Assured Guaranty Re Ltd.
Notes to Consolidated Financial Statements, Continued
Reconciliation of Net Expected Loss to be Paid (Recovered)
to Net Expected Loss to be Expensed
Financial Guaranty Insurance Contracts

As of December 31, 2023
(in thousands)
Net expected loss to be paid (recovered) - financial guaranty insurance	$207,952
Contra-paid, net	1,697
Salvage and subrogation recoverable and other recoverable	46,889
Loss and LAE reserve - financial guaranty insurance contracts, net of reinsurance	(239,562)
Net expected loss to be expensed (present value)	$16,976

    The following table provides a schedule of the expected timing of net expected losses to be expensed. The amount and timing of actual loss and LAE may differ from the estimates shown below due to factors such as accelerations, commutations, changes in expected lives and updates to loss estimates.

Net Expected Loss to be Expensed
Financial Guaranty Insurance Contracts

As of December 31, 2023
(in thousands)
2024 (January 1 – March 31)	$372
2024 (April 1 – June 30)	373
2024 (July 1 – September 30)	349
2024 (October 1 – December 31)	312
Subtotal 2024	1,406
2025	1,145
2026	844
2027	829
2028	795
2029-2033	4,527
2034-2038	3,467
2039-2043	1,890
After 2043	2,073
Net expected loss to be expensed	16,976
Future accretion	13,229
Total expected future loss and LAE	$30,205

Assured Guaranty Re Ltd.
Notes to Consolidated Financial Statements, Continued
The following table presents the loss and LAE (benefit) reported in the consolidated statements of operations by sector for insurance contracts. Amounts presented are net of reinsurance.

Loss and LAE (Benefit) by Sector

	Year Ended December 31,
Sector	2023	2022
	(in thousands)
Public finance:
U.S. public finance	$39,149	$9,143
Non-U.S public finance	(51)	(77)
Public finance	39,098	9,066
Structured finance:
U.S. RMBS	(3,787)	(24,012)
Insurance securitizations	15,333	18,548
Other structured finance	174	(613)
Structured finance	11,720	(6,077)
Loss and LAE (benefit)	$50,818	$2,989

In each of the years presented, the primary component of U.S. public finance loss and LAE (benefit) was Puerto Rico exposures.

The following tables provide information on financial guaranty insurance contracts categorized as BIG.

Financial Guaranty Insurance BIG Transaction Loss Summary
As of December 31, 2023

	BIG Categories
	BIG 1	BIG 2	BIG 3	Total
	(dollars in thousands)
Number of risks (1)	67	10	62	139
Remaining weighted-average period (in years)	10.4	15.0	5.7	8.6

Outstanding exposure:
Par	$414,017	$181,129	$670,763	$1,265,909
Interest	202,898	155,030	167,618	525,546
Total	$616,915	$336,159	$838,381	$1,791,455

Expected cash outflows (inflows)	$10,935	$31,465	$448,793	$491,193
Potential recoveries (2)	(23,110)	(2,411)	(244,491)	(270,012)
Subtotal	(12,175)	29,054	204,302	221,181
Discount	2,100	(7,525)	(7,804)	(13,229)
Expected losses to be paid (recovered)	$(10,075)	$21,529	$196,498	$207,952

Deferred premium revenue	$7,586	$8,656	$4,885	$21,127
Reserves (salvage)	$(14,257)	$15,202	$191,728	$192,673

Assured Guaranty Re Ltd.
Notes to Consolidated Financial Statements, Continued
Financial Guaranty Insurance BIG Transaction Loss Summary
As of December 31, 2022

	BIG Categories
	BIG 1	BIG 2	BIG 3	Total
	(dollars in thousands)
Number of risks (1)	87	8	64	159
Remaining weighted‑average period (in years)	11.7	7.7	6.5	8.8

Outstanding exposure:
Par	$584,759	$61,457	$732,716	$1,378,932
Interest	365,420	21,454	201,250	588,124
Total	$950,179	$82,911	$933,966	$1,967,056

Expected cash outflows (inflows)	$14,726	$21,087	$566,490	$602,303
Potential recoveries (2)	(20,333)	(2,898)	(300,714)	(323,945)
Subtotal	(5,607)	18,189	265,776	278,358
Discount	370	(5,883)	(51,418)	(56,931)
Expected losses to be paid (recovered)	$(5,237)	$12,306	$214,358	$221,427

Deferred premium revenue	$18,381	$465	$6,520	$25,366
Reserves (salvage)	$(11,789)	$11,841	$207,974	$208,026
_____________________
(1)    A risk represents the aggregate of the financial guaranty policies that share the same revenue source for purposes of making debt service payments.
(2)    Represents expected inflows from future payments by obligors pursuant to restructuring agreements, settlements or litigation judgments, excess spread on any underlying collateral and other estimated recoveries. Potential recoveries also include recoveries on certain investment grade credits, related mainly to exposures that were previously BIG and for which claims have been paid in the past.

Assured Guaranty Re Ltd.
Notes to Consolidated Financial Statements, Continued
Specialty Insurance Loss Activity and Components

    The following table provides a reconciliation of the beginning and ending balances of specialty insurance and reinsurance reserves for losses and LAE and reinsurance recoverable. Losses incurred and paid are presented on a net basis.

Rollforward of Specialty Insurance and Reinsurance
Reserves for Losses and LAE

	Year Ended December 31,
	2023	2022
	(in thousands)
Balance as of January 1	$6,109	$7,117
Less: Reinsurance recoverable	2,090	2,305
Net loss and LAE reserve balance as of January 1	4,019	4,812
Less: Salvage and subrogation recoverable, net of reinsurance as of January 1	—	—
Net loss reserves (salvage) balance as of January 1	4,019	4,812
Incurred losses and LAE related to:
Current year	—	—
Prior years	(1,047)	(793)
Total incurred losses and LAE	(1,047)	(793)
Loss and LAE (paid) recovered related to:
Current year	—	—
Prior years	—	—
Total loss and LAE (paid) recovered	—	—
Salvage and subrogation recovered	10	—
Net loss reserves (salvage) balance as of December 31	2,982	4,019
Plus: Salvage and subrogation recoverable, net of reinsurance	148	—
Plus: Reinsurance recoverable (1)	1,551	2,090
Balance as of December 31	$4,681	$6,109
____________________
(1)    Reported in “other assets” on the consolidated balance sheets.

The net loss reserve for specialty insurance and reinsurance as of both December 31, 2023 and 2022 relates to RVI. In addition, the loss and LAE for specialty insurance and reinsurance is primarily related to RVI. The following tables present the loss and LAE and the paid loss and LAE, net of reinsurance for RVI.

Incurred Claims and Allocated Adjustment Expenses, Net of Reinsurance

	Years Ended December 31,
Accident Year	2020 (Unaudited)	2021 (Unaudited)	2022 (Unaudited)	2023
	(in thousands)
2020	$2,548	$3,335	$2,749	$2,408
2021		2,932	2,725	2,019
2022			—	—
2023				—
Total				$4,427

Assured Guaranty Re Ltd.
Notes to Consolidated Financial Statements, Continued
Cumulative Paid Claims and Allocated Claim Adjustment Expenses, Net of Reinsurance

	Years Ended December 31,
Accident Year	2020 (Unaudited1	2021 (Unaudited1	2022 (Unaudited)	2023
	(in thousands)
2020	$7,933	$1,455	$1,455	$1,445
2021		—	—	—
2022			—	—
2023				—
Total				$1,445
Loss reserve, net of reinsurance				$2,982

5.    Contracts Accounted for as Credit Derivatives

Amounts presented in this note relate only to contracts accounted for as derivatives, which are primarily CDS, and also include interest rate swaps. The Company’s credit derivatives primarily consist of assumed CDS contracts from AGC.

The Company’s credit derivative transactions are generally governed by International Swaps and Derivatives Association, Inc. documentation and have certain characteristics that differ from financial guaranty insurance contracts. For example, the ceding company’s control rights with respect to a reference obligation under a credit derivative may be more limited than when the ceding company issues a financial guaranty insurance contract. In addition, there are more circumstances under which the ceding company may be obligated to make payments. Similar to a financial guaranty insurance contract, the ceding company would be obligated to pay if the obligor failed to make a scheduled payment of principal or interest in full. In certain credit derivative transactions, the ceding company also specifically agreed to pay if the obligor were to become bankrupt or if the reference obligation were restructured. Furthermore, in certain credit derivative transactions the ceding company may be required to make a payment due to an event that is unrelated to the performance of the obligation referenced in the credit derivative. If events of default or termination events specified in the credit derivative documentation were to occur, the non-defaulting or the non-affected party, which may be either the ceding company or the counterparty, depending upon the circumstances, may decide to terminate a credit derivative prior to maturity. In that case, the ceding company may be required to make a termination payment to its swap counterparty upon such termination. Absent such an event of default or termination event, the ceding company may not unilaterally terminate a CDS contract; however, the ceding company on occasion has mutually agreed with various counterparties to terminate certain CDS transactions.

Accounting Policy

Credit derivatives are recorded at fair value, and changes in fair value are reported in “Fair value gains (losses) on credit derivatives” in the consolidated statement of operations. The fair value of credit derivatives is determined on a contract by contract basis and presented as either credit derivative assets reported in “other assets” or “credit derivative liabilities” in the consolidated balance sheets. See Note 8, Fair Value Measurement, for a discussion on the fair value methodology for credit derivatives.

Credit Derivatives Net Par Outstanding and Fair Value

    The components of the Company’s credit derivative net par outstanding by sector are presented in the table below. The estimated remaining weighted average life of credit derivatives was 8.9 years and 12.4 years as of December 31, 2023 and December 31, 2022, respectively.

Assured Guaranty Re Ltd.
Notes to Consolidated Financial Statements, Continued
Credit Derivatives

	As of December 31, 2023		As of December 31, 2022
Sector	Net Par Outstanding	Net Fair Value Asset (Liability)	Net Par Outstanding	Net Fair Value Asset (Liability)
	(in thousands)
U.S. public finance	$45,000	$(843)	$43,878	$(1,460)
Non-U.S. public finance	780,832	(9,538)	840,566	(27,496)
U.S. structured finance	24,601	(651)	26,770	(699)
Non-U.S. structured finance	487,600	431	—	—
Total	$1,338,033	$(10,601)	$911,214	$(29,655)

Fair Value Gains (Losses) on Credit Derivatives

	Year Ended December 31,
	2023	2022
	(in thousands)
Realized gains (losses) and other settlements	$1,411	$(10)
Net unrealized gains (losses)	18,951	(2,143)
Fair value gains (losses) on credit derivatives	$20,362	$(2,153)

    The impact of changes in credit spreads will vary based upon the volume, tenor, interest rates, and other market conditions at the time these fair values are determined. In addition, since each transaction has unique collateral and structural terms, the change in fair value of each transaction may vary considerably. The fair value of credit derivative contracts also reflects the change in the ceding company’s own credit cost based on the price to purchase credit protection on AGC. The ceding company determines its own credit risk primarily based on quoted CDS prices traded on AGC at each balance sheet date.

CDS Spread on AGC (in basis points)

	As of December 31,
	2023	2022	2021
Five-year CDS spread	66	63	49
One-year CDS spread	23	26	16

Fair Value of Credit Derivative Assets (Liabilities)
and Effect of AGC Credit Spread

	As of December 31,
	2023	2022
	(in thousands)
Fair value of credit derivatives before effect of affiliated ceding company credit spread	$(16,263)	$(39,673)
Plus: Effect of affiliated ceding company's credit spread	5,662	10,018
Net fair value of credit derivatives	$(10,601)	$(29,655)

    The fair value of CDS contracts as of December 31, 2023, before considering the benefit applicable to AGC’s credit spread, is a direct result of the relatively wider credit spreads under current market conditions compared to those at the time of underwriting for certain underlying credits with longer tenor.

6.     Reinsurance

    The Company assumes exposure (Assumed Business) and cedes portions of exposure it has insured or assumed (Ceded Business) in exchange for premiums, net of any ceding commissions. The Company historically entered into, and with respect to new business originated by AGRO continues to enter into, ceded reinsurance contracts in order to reduce the Company's net potential loss on ceded business to levels within the Company's risk tolerance.

Assured Guaranty Re Ltd.
Notes to Consolidated Financial Statements, Continued
Accounting Policy

For business assumed and ceded, the accounting model of the underlying direct financial guaranty contract dictates the accounting model used for the reinsurance contract. For any assumed or ceded financial guaranty insurance premiums and losses, the accounting models described in Note 4, Contracts Accounted for as Insurance, are followed. For any assumed credit derivative contracts, the accounting model in Note 5, Contracts Accounted for as Credit Derivatives, is followed.

Financial Guaranty Business

    The Company assumes financial guaranty business from affiliated companies and third-party insurers, primarily other monoline financial guaranty companies that currently are in runoff and no longer actively writing new business. Under these relationships, the Company assumes a portion of the ceding company’s insured risk in exchange for a portion of the ceding company's premium for the insured risk (typically, net of a ceding commission). The Company, if required, secures its reinsurance obligations to its affiliated and non-affiliated ceding companies, typically by depositing in trust assets with a market value equal to its assumed liabilities calculated on a statutory basis of accounting.

The Company’s facultative and treaty assumed agreements are generally subject to termination at the option of the ceding company: (i) if the Company fails to meet certain financial and regulatory criteria; (ii) if the Company fails to maintain a specified minimum financial strength rating; or (iii) upon certain changes of control of the Company. Upon termination due to one of the above events, the Company typically would be required to return to the ceding company unearned premiums (net of ceding commissions) and loss reserves, calculated on a U.S. statutory basis, attributable to the Assumed Business (plus in certain cases, an additional required amount), after which the Company would be released from liability with respect to such business. In the event that the reinsurer is unable to meet its obligations, the Company would remain liable for such defaulted amounts.

Effect of Reinsurance

    The following table presents the components of premiums and losses reported in the consolidated statements of operations attributable to the Assumed Business and Ceded Business (both financial guaranty and specialty). See Note 11, Related Party Transactions, for balances with affiliates.

Components of Premiums Written, Premiums Earned and Loss and LAE (Benefit)

	Year Ended December 31,
	2023	2022
	(in thousands)
Premiums Written:
Assumed	$104,112	$70,879
Ceded	(15,662)	(451)
Net	$88,450	$70,428

Premiums Earned:
Direct	$1,642	$1,334
Assumed	81,904	86,096
Ceded	(2,224)	(2,026)
Net	$81,322	$85,404

Loss and LAE (benefit):
Direct	$(1,245)	$(364)
Assumed	51,524	3,152
Ceded	539	201
Net (1)	$50,818	$2,989
____________________
(1)    See Note 3, Expected Loss to be Paid (Recovered), for additional information on the economic loss development (benefit).

Assured Guaranty Re Ltd.
Notes to Consolidated Financial Statements, Continued
Change in assumed funds held with affiliates in the consolidated statements of operations relates primarily to the assumed portion of the affiliated ceding companies’ net realized investment gains (losses) and fair value gains (losses) on trading securities associated with salvage received in the form of investments from the 2022 Puerto Rico Resolutions.

Exposure to Non-Affiliated Reinsurers (1)

	As of December 31,
	2023	2022
	(in thousands)
Ceded premium payable, net of commissions	$13,833	$114
Ceded expected loss to be recovered	1,550	2,089
Ceded unearned premium reserve	20,960	7,475
Financial guaranty ceded par outstanding (2)	300,000	—
Specialty ceded exposure (see Note 2)	482,028	482,644
____________________
(1)    The total collateral posted by third-party reinsurers was $5.5 million as of December 31, 2023. There was no collateral posted by third party reinsurers as of December 31, 2022. See Note 11, Related Party Transactions, for information on affiliated reinsurers.
(2)    All ceded par was rated investment grade as of December 31, 2023.

7.    Investments and Cash

Accounting Policy

All fixed-maturity securities are reported on a trade date basis, measured at fair value and classified as available-for-sale. Unrealized gains and losses on available-for-sale fixed-maturity securities are reported in accumulated other comprehensive income (AOCI). Realized gains and losses on sales of available-for-sale fixed-maturity debt securities and credit losses are reported as a component of net income.

Short-term investments, which are investments with a maturity of less than one year at the time of purchase, are carried at fair value and include amounts deposited in certain money market funds.

The equity method investment consists of the investment in a fund managed by an affiliate, Sound Point Capital Management, LP and certain of its investment management affiliates (Sound Point). The Company reports its interest in the earnings of equity method investments in “equity in earnings (losses) of investees” in the consolidated statement of operations. Equity method investment is reported on a one-quarter lag.

Cash consists of cash on hand and demand deposits.

Net investment income includes the income earned on fixed-maturity securities, short-term investments and a loan receivable from affiliate, including amortization of premiums and accretion of discounts. For mortgage backed securities and any other securities for which there is prepayment risk, prepayment assumptions are evaluated quarterly and revised as necessary. For securities other than purchased credit deteriorated (PCD) securities, any necessary adjustments due to changes in effective yields and expected maturities are recognized in net investment income using the retrospective method. PCD securities are defined as financial assets that, as of the date of acquisition, have experienced a more-than-insignificant deterioration in credit quality since origination.

Realized gains and losses on sales of available-for-sale fixed-maturity securities and credit losses are reported in the consolidated statement of operations. Net realized investment gains (losses) include sales of investments, which are determined using the specific identification method, reductions to amortized cost of available-for-sale investments that have been written down due to the Company’s intent to sell them or it being more likely than not that the Company will be required to sell them, and the change in allowance for credit losses (including accretion) as discussed below.

For all fixed-maturity securities that were originally purchased with credit deterioration, accrued interest is not separately presented, but rather is a component of the amortized cost of the instrument. For all other available-for-sale securities, a separate amount for accrued interest is reported in “other assets.”

Assured Guaranty Re Ltd.
Notes to Consolidated Financial Statements, Continued
Credit Losses

For an available-for-sale fixed-maturity security that has experienced a decline in fair value below its amortized cost due to credit related factors, an allowance is established for the difference between the estimated recoverable value and amortized cost with a corresponding charge to net realized investment gains (losses) in the consolidated statement of operations. The estimated recoverable value is the present value of cash flows expected to be collected. The allowance for credit losses is limited to the difference between amortized cost and fair value. Any difference between the security’s fair value and its amortized cost that is not associated with credit related factors is presented as a component of AOCI.

When estimating future cash flows for fixed-maturity securities, management considers the historical performance of underlying assets and available market information as well as bond-specific considerations. In addition, the process of estimating future cash flows includes, but is not limited to, the following critical inputs, which vary by security type:

•the extent to which fair value is less than amortized cost;
•credit ratings;
•any adverse conditions specifically related to the security, industry, and/or geographic area;
•changes in the financial condition of the issuer, or underlying loan obligors;
•general economic and political factors;
•remaining payment terms of the security;
•prepayment speeds;
•expected defaults; and
•the value of any embedded credit enhancements.

The assessment of whether a credit loss exists is performed each reporting period.

The allowance for credit losses and the corresponding charge to net realized investment gains (losses) may be reversed if conditions change. However, the allowance for credit losses is never reduced below zero. When the Company determines that all or a portion of a fixed-maturity security is uncollectible, the uncollectible amortized cost amount is written off with a corresponding reduction to the allowance for credit losses. If cash flows that were previously written off are collected, the recovery is recognized in net realized investment gains (losses).

An allowance for credit losses is established upon initial recognition for available-for-sale PCD securities. On the date of acquisition, the amortized cost of PCD securities is equal to the purchase price plus the allowance for credit losses with no credit loss expense recognized in the consolidated statements of operations. After the date of acquisition, deterioration (or improvement) in credit will result in an increase (or decrease) to the allowance and an offsetting credit loss expense (or benefit). To measure this, the Company performs a discounted cash flow analysis. For PCD securities that are also beneficial interests, favorable or adverse changes in expected cash flows are recognized as a change in the allowance for credit losses. Changes in expected cash flows that are not captured through the allowance are reflected as a prospective adjustment to the security’s yield within net investment income.

The Company has elected to not measure credit losses on its accrued interest receivable and instead write off accrued interest when it is six-months past due or on the date it is deemed uncollectible, if earlier. All write-offs of accrued interest are recorded as a reduction to net investment income in the consolidated statements of operations.

For impaired securities that (i) the Company intends to sell or (ii) it is more-likely-than-not that the Company will be required to sell before recovering its amortized cost, the amortized cost is written down to fair value with a corresponding charge to net realized investment gains (losses). No allowance is established in these situations and any previously recorded allowance is reversed. The new cost basis is not adjusted for subsequent increases in estimated fair value.

Investment Portfolio

The majority of the investment portfolio comprises investment grade fixed-maturity securities managed by two outside managers. The Company has established investment guidelines for these investment managers regarding credit quality, exposure to a particular sector and exposure to a particular obligor within a sector.

Accrued interest income on the investment portfolio and the loan receivable from affiliate was $11.5 million and $10.5 million as of December 31, 2023 and December 31, 2022, respectively. In 2023 and 2022, the Company did not write off any accrued investment income.

Assured Guaranty Re Ltd.
Notes to Consolidated Financial Statements, Continued

As of December 31, 2023 and December 31, 2022, the Company had $79.3 million and $100.8 million of short-term securities in its investment portfolio.

Beginning July 1, 2023, Assured Guaranty participates in the asset management business through its ownership interest in Sound Point. As of December 31, 2023, the aggregate carrying value of investments in Sound Point’s debt and a fund managed by Sound Point was $16.5 million, consisting of a fixed-maturity security and an equity method investment. In addition, the Company had unfunded commitment of $6.5 million as of December 31, 2023 related to the fund managed by Sound Point.

Available-for-Sale Fixed-Maturity Securities by Security Type
As of December 31, 2023

Security Type	Percent of Total (1)	Amortized Cost	Allowance for Credit Losses	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
	(dollars in thousands)
Obligations of state and political subdivisions	22%	$276,507	$—	$1,637	$(18,550)	$259,594
U.S. government and agencies	2	21,637	—	936	(502)	22,071
Corporate securities (2)	54	683,658	(835)	5,115	(38,957)	648,981
Mortgage-backed securities (3):
RMBS	12	153,491	(221)	1,456	(6,894)	147,832
Commercial mortgage-backed securities (CMBS)	6	72,174	—	—	(2,159)	70,015
Asset-backed securities:
Collateralized loan obligations (CLOs)	3	37,967	—	34	(1,591)	36,410
Other	1	10,853	—	—	(119)	10,734
Non-U.S. government securities	—	230	—	1	(4)	227
Total available-for-sale fixed-maturity securities (4)	100%	$1,256,517	$(1,056)	$9,179	$(68,776)	$1,195,864

Assured Guaranty Re Ltd.
Notes to Consolidated Financial Statements, Continued
Available-for-Sale Fixed-Maturity Securities by Security Type
As of December 31, 2022

Security Type	Percent of Total (1)	Amortized Cost	Allowance for Credit Losses	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
	(dollars in thousands)
Obligations of state and political subdivisions	24%	$303,610	$—	$1,204	$(24,814)	$280,000
U.S. government and agencies	2	25,278	—	955	(743)	25,490
Corporate securities (2)	48	606,244	(500)	819	(52,850)	553,713
Mortgage-backed securities (3):
RMBS	12	143,967	(142)	1,079	(8,428)	136,476
CMBS	11	137,360	—	3	(4,673)	132,690
Asset-backed securities:
CLOs	2	25,804	—	7	(476)	25,335
Other	1	9,849	—	—	(182)	9,667
Non-U.S. government securities	—	230	—	1	(6)	225
Total available-for-sale fixed-maturity securities (4)	100%	$1,252,342	$(642)	$4,068	$(92,172)	$1,163,596
____________________
(1)    Based on amortized cost.
(2)    Includes securities issued by taxable universities and hospitals.
(3)    U.S. government-agency obligations were approximately 74% of mortgage-backed securities as of December 31, 2023 and 56% as of December 31, 2022, based on fair value.
(4)    1.4% and 0.3% of fixed-maturity securities are rated BIG or not rated as of December 31, 2023 and December 31, 2022, respectively, based on fair value.

Gross Unrealized Loss by Length of Time
for Available-for-Sale Fixed-Maturity Securities for Which a Credit Loss was Not Recorded
As of December 31, 2023

	Less than 12 months		12 months or more		Total
	Fair Value	Gross Unrealized Loss	Fair Value	Gross Unrealized Loss	Fair Value	Gross Unrealized Loss
	(dollars in thousands)
Obligations of state and political subdivisions	$38,428	$(787)	$153,337	$(17,763)	$191,765	$(18,550)
U.S. government and agencies	—	—	6,698	(502)	6,698	(502)
Corporate securities	25,068	(343)	419,065	(33,001)	444,133	(33,344)
Mortgage-backed securities:
RMBS	6,466	(88)	102,926	(6,595)	109,392	(6,683)
CMBS	2,878	(65)	67,112	(2,094)	69,990	(2,159)
Asset-backed securities:
CLOs	12,974	(1,546)	16,732	(45)	29,706	(1,591)
Other	1,022	(14)	9,712	(105)	10,734	(119)
Non-U.S. government securities	—	—	195	(4)	195	(4)
Total	$86,836	$(2,843)	$775,777	$(60,109)	$862,613	$(62,952)
Number of securities (1)		45		411		451

Assured Guaranty Re Ltd.
Notes to Consolidated Financial Statements, Continued
Gross Unrealized Loss by Length of Time
for Available-for-Sale Fixed-Maturity Securities for Which a Credit Loss was Not Recorded
As of December 31, 2022

	Less than 12 months		12 months or more		Total
	Fair Value	Gross Unrealized Loss	Fair Value	Gross Unrealized Loss	Fair Value	Gross Unrealized Loss
	(dollars in thousands)
Obligations of state and political subdivisions	$173,664	$(12,085)	$29,754	$(12,729)	$203,418	$(24,814)
U.S. government and agencies	4,337	(2)	6,459	(741)	10,796	(743)
Corporate securities	394,669	(21,360)	93,508	(26,563)	488,177	(47,923)
Mortgage-backed securities:
RMBS	120,183	(7,797)	1,342	(310)	121,525	(8,107)
CMBS	132,257	(4,673)	—	—	132,257	(4,673)
Asset-backed securities:
CLOs	11,960	(219)	12,049	(257)	24,009	(476)
Other	9,667	(182)	—	—	9,667	(182)
Non-U.S. government securities	194	(6)	—	—	194	(6)
Total	$846,931	$(46,324)	$143,112	$(40,600)	$990,043	$(86,924)
Number of securities (1)		375		113		486
____________________
(1)    The number of securities does not add across because lots consisting of the same securities have been purchased at different times and appear in both categories above (i.e., less than 12 months and 12 months or more). If a security appears in both categories, it is counted only once in the total column.

The Company considered the credit quality, cash flows, interest rate movements, ability to hold a security to recovery and intent to sell a security in determining whether a security had a credit loss. The Company has determined that the unrealized losses recorded as of December 31, 2023 and December 31, 2022 were primarily related to higher interest rates rather than credit quality. As of December 31, 2023, the Company did not intend to and was not required to sell investments in an unrealized loss position prior to expected recovery in value. As of December 31, 2023, of the securities in an unrealized loss position for which an allowance for credit loss was not recorded, 123 securities had unrealized losses in excess of 10% of its carrying value, whereas as of December 31, 2022 154 securities had unrealized losses in excess of 10% of their carrying value. The total unrealized loss for these securities was $39.8 million and $54.4 million as of December 31, 2023 and December 31, 2022, respectively.

The amortized cost and estimated fair value of available-for-sale fixed-maturity securities by contractual maturity as of December 31, 2023 are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

Distribution of Available-for-Sale Fixed-Maturity Securities by Contractual Maturity
As of December 31, 2023

	Amortized Cost	Estimated Fair Value
	(in thousands)
Due within one year	$76,967	$76,210
Due after one year through five years	319,204	314,535
Due after five years through 10 years	344,936	332,466
Due after 10 years	289,745	254,806
Mortgage-backed securities:
RMBS	153,491	147,832
CMBS	72,174	70,015
Total	$1,256,517	$1,195,864

Assured Guaranty Re Ltd.
Notes to Consolidated Financial Statements, Continued
Based on fair value, fixed-maturity securities and short-term investments that are held in trust for the benefit of affiliated and third party ceding insurers in accordance with contractual requirements totaled $754.1 million and $752.6 million as of December 31, 2023 and December 31, 2022, respectively.

There were no investments that were non-income producing during the twelve months period ending December 31, 2023 and December 31, 2022.

Income from Investments

The components of income derived from the investment portfolio are presented in the following tables.

Income from Investments

	Year Ended December 31,
	2023	2022
	(in thousands)
Investment income:
Externally managed	$45,853	$42,704
Short-term investments	6,064	1,784
Other	1,762	259
Interest income from loan receivable from affiliate (see Note 11)	1,282	917
Investment income	54,961	45,664
Investment expenses	(934)	(1,001)
Net investment income	$54,027	$44,663

Realized Investment Gains (Losses)

The table below presents the components of net realized investment gains (losses).

Net Realized Investment Gains (Losses)

	Year Ended December 31,
	2023	2022
	(in thousands)
Gross realized gains on sales of available-for-sale securities	$592	$97
Gross realized losses on sales of available-for-sale securities	(1,589)	(260)
Change in the allowance for credit losses and intent to sell	(806)	(636)
Other net realized gains (losses)	(247)	(207)
Net realized investment gains (losses)	$(2,050)	$(1,006)

Roll Forward of Allowance for Credit Losses
for Available-for-Sale Fixed-Maturity Securities

	Year Ended December 31,
	2023	2022
	(in thousands)
Balance, beginning of period	$642	$6
Additions for securities for which credit losses were not previously recognized	152	642
Additions (reductions) for securities for which credit losses were previously recognized	262	(6)
Balance, end of period	$1,056	$642

The Company did not purchase any securities with credit deterioration during the periods presented.

Assured Guaranty Re Ltd.
Notes to Consolidated Financial Statements, Continued
8.    Fair Value Measurement

Accounting Policy

    The Company carries the majority of its investment portfolio and its credit derivatives at fair value. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (i.e., exit or transfer price). The price represents the price available in the principal market for the asset or liability. If there is no principal market, then the price is based on a hypothetical market that maximizes the value received for an asset or minimizes the amount paid for a liability (i.e., the most advantageous market).

Fair value is based on quoted market prices, where available. If listed prices or quotes are not available, fair value is based on either (i) internally developed models that primarily use, as inputs, market-based or independently sourced market parameters (including, but not limited to, yield curves, interest rates, and debt prices) or (ii) discounted cash flows, using a third party’s proprietary pricing models. In addition to market information, when applicable, the models also incorporate transaction details, such as the instrument’s maturity, and contractual features that reduce the Company’s credit exposure (e.g., collateral rights).

Valuation adjustments may be made to ensure that financial instruments are recorded at fair value. These adjustments include amounts to reflect counterparty credit quality, the affiliated ceding company's creditworthiness, and constraints on liquidity. As markets and products develop and the pricing transparency for certain products changes, the Company may refine its methodologies and assumptions. During 2023, no changes were made to the Company’s valuation models that had (or are expected to have) a material impact on the Company’s consolidated balance sheets or statements of operations and comprehensive income.

The Company’s valuation methods produce fair values that may not be indicative of net realizable value or future fair values. The use of different methodologies or assumptions to determine fair value of certain financial instruments could result in a materially different estimate of fair value at the reporting date.

The categorization within the fair value hierarchy is determined based on whether the inputs to valuation techniques used to measure fair value are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect Company estimates of market assumptions. The fair value hierarchy prioritizes model inputs into three broad levels, with Level 1 being the highest and Level 3 the lowest. The categorization, of an asset or liability, within the hierarchy is based on the lowest level of significant input to its valuation.

Level 1—Quoted prices for identical instruments in active markets. The Company generally defines an active market as a market in which trading occurs at significant volumes. Active markets generally are more liquid and have a lower bid-ask spread than an inactive market.

Level 2—Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and observable inputs other than quoted prices, such as interest rates or yield curves and other inputs derived from or corroborated by observable market inputs.

Level 3—Model derived valuations in which one or more significant inputs or significant value drivers are unobservable. Financial instruments are considered Level 3 when their values are (i) determined using pricing models, discounted cash flow methodologies or similar techniques and (ii) at least one significant model assumption or input is unobservable. Level 3 financial instruments also include those for which the determination of fair value requires significant management judgment or estimation.

    There were no transfers from or into Level 3 during the periods presented.

Carried at Fair Value

Fixed-Maturity Securities

The fair value of fixed-maturity securities is generally based on prices received from third party pricing services or alternative pricing sources that provide reasonable levels of price transparency. The pricing services prepare estimates of fair value using their pricing models, which take into account: benchmark yields, reported trades, broker/dealer quotes, issuer spreads, two-sided markets, benchmark securities, bids, offers, reference data, industry and economic events and sector

Assured Guaranty Re Ltd.
Notes to Consolidated Financial Statements, Continued
groupings. Additional valuation factors that can be taken into account are nominal spreads and liquidity adjustments. The pricing services evaluate each asset class based on relevant market and credit information, perceived market movements, and sector news.

In many cases, benchmark yields have proven to be more reliable indicators of the market for a security, as compared to reported trades for infrequently traded securities and distressed transactions. The extent of the use of each input is dependent on the asset class and the market conditions. The valuation of fixed-maturity securities is more subjective when markets are less liquid due to the lack of market-based inputs.

As of December 31, 2023, the Company used models to price 19 securities. All Level 3 securities were priced with the assistance of independent third parties. The pricing is based on a discounted cash flow approach using the third party’s proprietary pricing models. The models use inputs such as projected prepayment speeds; severity assumptions; recovery lag assumptions; estimated default rates (determined based on an analysis of collateral attributes, historical collateral performance, borrower profiles and other features relevant to the evaluation of collateral credit quality); home price appreciation/depreciation rates based on macroeconomic forecasts and recent trading activity. The yield used to discount the projected cash flows is determined by reviewing various attributes of the security including collateral type, weighted average life, sensitivity to losses, vintage, and convexity, in conjunction with market data on comparable securities. Significant changes to any of these inputs could have materially changed the expected timing of cash flows within these securities which could have significantly affected the fair value of the securities.

Short-Term Investments

Short-term investments that are traded in active markets are classified as Level 1 as their value is based on quoted market prices. Securities such as discount notes are classified as Level 2 because these securities are typically not actively traded due to their approaching maturity and, as such, their cost approximates fair value.

Contracts Accounted for as Credit Derivatives

The Company’s credit derivatives primarily consist of assumed CDS contracts. These instruments qualify as derivatives under GAAP, and require fair value measurement, with changes in fair value reported in the consolidated statements of operations. Of the total credit derivative net par outstanding as of December 31, 2023, 57% was assumed from affiliated ceding companies. The affiliated ceding companies did not enter into CDS contracts with the intent to trade these contracts. Additionally, the affiliated ceding companies may not unilaterally terminate a CDS contract absent an event of default or termination event that entitles the affiliated ceding companies to terminate such contracts. However, for certain CDS transactions, the affiliated ceding companies have mutually negotiated with various counterparties to terminate such transactions. In transactions where the counterparty does not have the right to terminate, such transactions were generally terminated for an amount that approximated the present value of future premiums (or for a negotiated amount), rather than fair value.

The terms of the affiliated ceding companies’ CDS contracts differ from more standardized credit derivative contracts sold by companies outside the financial guaranty industry. The non-standard terms generally include the absence of collateral support agreements or immediate settlement provisions. In addition, the affiliated ceding companies employ relatively high attachment points and do not exit derivatives they sell, except under specific circumstances such as mutually negotiated agreements with counterparties. Management considers the non-standard terms of the Company’s credit derivative contracts in determining the fair value of these contracts.

Due to the lack of quoted prices and other observable inputs for its instruments or for similar instruments, the Company determines the fair value of its credit derivative contracts primarily through internally developed, proprietary models that use both observable and unobservable market data inputs. There is no established market where financial guaranty insured credit derivatives are actively traded; therefore, management has determined that the exit market for the Company’s credit derivatives is a hypothetical one based on its entry market. These contracts are classified as Level 3 in the fair value hierarchy as there are multiple unobservable inputs deemed significant to the valuation model, most importantly the estimate of the value of the non-standard terms and conditions of the credit derivative contracts and how an affiliated ceding company's own credit spread affects the pricing of the transactions.

The fair value of the Company’s credit derivative contracts generally represents the difference between the present value of remaining premiums the Company expects to receive and the estimated present value of premiums that a financial guarantor of comparable credit-worthiness would hypothetically charge at the reporting date for the same protection. The fair

Assured Guaranty Re Ltd.
Notes to Consolidated Financial Statements, Continued
value of the Company’s credit derivatives depends on a number of factors, including notional amount of the contract, expected term, credit spreads, changes in interest rates, the credit ratings of referenced entities, an affiliated ceding company's credit risk and remaining contractual cash flows. The expected remaining contractual premium cash flows are the most readily observable inputs since they are based on the CDS contractual terms. Credit spreads capture the effect of recovery rates and performance of underlying assets of these contracts, among other factors. Consistent with previous years, market conditions at December 31, 2023 were such that market prices of the Company’s CDS contracts were not available.

    Management considers factors such as current prices charged for similar agreements, when available, performance of underlying assets, life of the instrument, and the nature and extent of activity in the financial guaranty credit derivative marketplace. The Company records its proportionate share of the fair value calculated by the affiliated ceding companies. The majority of the assumed CDS is from AGC.

Assumptions and Inputs

The various inputs and assumptions that are key to the measurement of the affiliated ceding companies' fair value for CDS contracts are as follows: the gross spread, the allocation of gross spread among the bank profit, net spread and hedge cost, and the weighted average life which is based on debt service schedules.

The Company obtains published gross spreads on its outstanding contracts from third-party market data sources (e.g., dealer spread tables for the collateral similar to assets within the Company’s transactions), as well as collateral-specific spreads provided by or obtained from market sources. The bank profit represents profit the originator, usually an investment bank, realizes for structuring and funding the transaction; the net spread represents the premiums paid to the Company for the credit protection provided; and the hedge cost represents the cost of CDS protection purchased by the originator to hedge its counterparty credit risk exposure to the Company.

The primary sources of information used to determine gross spread and the fair value for CDS contracts include:

•Actual collateral specific credit spreads (if up-to-date and reliable market-based spreads are available).
•Transactions priced or closed during a specific quarter within a specific asset class and specific rating.
•Credit spreads interpolated based upon market indices adjusted to reflect the non-standard terms of the Company’s CDS contracts.
•Credit spreads extrapolated based upon transactions of similar asset classes, similar ratings, and similar time to maturity.
•Information provided by the counterparty of the CDS.

    The rates used to discount future expected premium cash flows ranged from 3.26% to 4.81% at December 31, 2023 and 2.78% to 5.08% at December 31, 2022.

The premium the affiliated ceding companies receive is referred to as the “net spread.” The affiliated ceding companies’ pricing model takes into account not only how credit spreads on risks that it assumes affect pricing, but also how the affiliated ceding companies’ own credit spread affects the pricing of its transactions. For assumed exposures from AGC, AGC’s own credit risk is factored into the determination of net spread based on the quoted market price for credit protection bought on the affiliated ceding companies, as reflected by quoted market prices on CDS contracts referencing AGC. Due to the relatively low volume and characteristics of CDS contracts remaining in AG Re’s portfolio assumed from AGM, changes in AGM’s CDS spreads do not significantly affect the fair value of these CDS contracts. AGC obtains the quoted price of CDS contracts traded on AGC from market data sources published by third parties. The cost to acquire CDS protection referencing AGC affects the amount of spread on CDS transactions that the affiliated ceding companies retain and, hence, the transactions' fair value. As the cost to acquire CDS protection referencing AGC increases, the amount of premium the affiliated ceding company retains on a transaction generally decreases.

The amount of premium a financial guaranty insurance market participant can demand is inversely related to the cost of credit protection on the insurance company as measured by market credit spreads assuming all other assumptions remain constant. This is because the buyers of credit protection typically hedge a portion of their risk to the financial guarantor because the contractual terms of the affiliated ceding companies' contracts typically do not require the posting of collateral by the guarantor. The extent of the hedge depends on the types of instruments insured and the current market conditions.

In the affiliated ceding companies’ valuation model, the premium the affiliated ceding companies capture is not permitted to go below the minimum rate that the affiliated ceding companies would currently charge to assume similar risks.

Assured Guaranty Re Ltd.
Notes to Consolidated Financial Statements, Continued
This assumption can have the effect of mitigating the amount of unrealized gains that are recognized on certain CDS contracts. Approximately 27%, based on fair value, of the Company’s CDS contracts were fair valued using this minimum premium as of December 31, 2023. As of December 31, 2022, the use of the minimum premium did not have an effect on fair value.
A credit derivative liability on protection sold is the result of contractual cash inflows on in-force transactions that are lower than what a hypothetical financial guarantor could receive if it sold protection on the same risk as of the reporting date. If the affiliated ceding companies were able to freely exchange these contracts (i.e., assuming its contracts did not contain proscriptions on transfer and there was a viable exchange market), it would realize a loss representing the difference between the lower contractual premiums to which it is entitled and the current market premiums for a similar contract. The affiliated ceding companies determine the fair value of their CDS contracts by applying the difference between the current net spread and the contractual net spread for the remaining duration of each contract to the notional value of such contract and then discounting such amounts using the applicable discount rate corresponding to the weighted average remaining life of the contract.

Strengths and Weaknesses of Model

The affiliated ceding companies’ credit derivative valuation model, like any financial model, has certain strengths and weaknesses.

The primary strengths of the CDS modeling techniques are:

•    The model takes into account the transaction structure and the key drivers of market value.
•    The model maximizes the use of market-driven inputs whenever they are available.
•    The model is a consistent approach to valuing positions.

The primary weaknesses of the CDS modeling techniques are:

•    There is no exit market or any actual exit transactions; therefore, the exit market is a hypothetical one based on the entry market.
•    There is a very limited market in which to validate the reasonableness of the fair values developed by the model.
•    The markets for the inputs to the model are highly illiquid, which impacts their reliability.
•    Due to the non-standard terms under which the affiliated ceding companies enter into derivative contracts, the fair value of the Company’s credit derivatives may not reflect the same prices observed in an actively traded market of credit derivatives that do not contain terms and conditions similar to those observed in the financial guaranty market.

Assured Guaranty Re Ltd.
Notes to Consolidated Financial Statements, Continued
Amounts recorded at fair value in the Company’s financial statements are presented in the tables below.

Fair Value Hierarchy of Financial Instruments Carried at Fair Value
As of December 31, 2023

	Fair Value Hierarchy
	Level 1	Level 2	Level 3	Total
	(in thousands)
Assets:
Fixed-maturity securities, available-for-sale:
Obligations of state and political subdivisions	$—	$259,594	$—	$259,594
U.S. government and agencies	—	22,071	—	22,071
Corporate securities	—	648,981	—	648,981
Mortgage-backed securities:
RMBS	—	144,789	3,043	147,832
CMBS	—	70,015	—	70,015
Asset-backed securities	—	10,734	36,410	47,144
Non-U.S. government securities	—	227	—	227
Total fixed-maturity securities, available-for-sale	—	1,156,411	39,453	1,195,864
Short-term investments	79,313	—	—	79,313
Credit derivative assets (1)	—	—	2,261	2,261
Total assets carried at fair value	$79,313	$1,156,411	$41,714	$1,277,438
Liabilities:
Credit derivative liabilities (2)	$—	$—	$12,862	$12,862
Total liabilities carried at fair value	$—	$—	$12,862	$12,862

Fair Value Hierarchy of Financial Instruments Carried at Fair Value
As of December 31, 2022

	Fair Value Hierarchy
	Level 1	Level 2	Level 3	Total
	(in thousands)
Assets:
Fixed-maturity securities, available-for-sale:
Obligations of state and political subdivisions	$—	$280,000	$—	$280,000
U.S. government and agencies	—	25,490	—	25,490
Corporate securities	—	553,713	—	553,713
Mortgage-backed securities:
RMBS	—	133,462	3,014	136,476
CMBS	—	132,690	—	132,690
Asset-backed securities	—	9,667	25,335	35,002
Non-U.S. government securities	—	225	—	225
Total fixed-maturity securities, available-for-sale	—	1,135,247	28,349	1,163,596
Short-term investments	100,804	—	—	100,804
Credit derivative assets (1)	—	—	125	125
Total assets carried at fair value	$100,804	$1,135,247	$28,474	$1,264,525
Liabilities:
Credit derivative liabilities (2)	$—	$—	$29,780	$29,780
Total liabilities carried at fair value	$—	$—	$29,780	$29,780
____________________
(1)    Reported in “other assets”.
(2)    Reported in “other liabilities”.

Assured Guaranty Re Ltd.
Notes to Consolidated Financial Statements, Continued
Changes in Level 3 Fair Value Measurements

The tables below present a roll forward of the Company’s Level 3 financial instruments carried at fair value on a recurring basis during the years ended December 31, 2023 and 2022.

Roll Forward of Level 3 Assets (Liabilities) at Fair Value on a Recurring Basis
Year Ended December 31, 2023

	Fixed-Maturity Securities, Available-for-Sale				Credit Derivative Liability, net (2)
	RMBS		Asset-Backed Securities
	(in thousands)
Fair value as of December 31, 2022	$3,014		$25,335		$(29,655)
Total pre-tax realized and unrealized gains (losses) recorded in:
Net income (loss)	193	(1)	657	(1)	20,362	(3)
Other comprehensive income (loss)	13		(1,088)		—
Purchases	—		13,878		—
Issuances	—		—		(583)
Settlements	(177)		(2,372)		(725)
Fair value as of December 31, 2023	$3,043		$36,410		$(10,601)
Change in unrealized gains (losses) related to financial instruments held as of December 31, 2023 included in:
Earnings					$18,976	(3)
Other comprehensive income (OCI)	$11		$(1,110)

Roll Forward of Level 3 Assets (Liabilities) at Fair Value on a Recurring Basis
Year Ended December 31, 2022

	Fixed-Maturity Securities, Available-for-Sale				Credit Derivative Liability, net (2)
	RMBS		Asset-Backed Securities
	(in thousands)
Fair value as of December 31, 2021	$3,745		$26,662		$(28,610)
Total pre-tax realized and unrealized gains (losses) recorded in:
Net income (loss)	58	(1)	16	(1)	(2,153)	(3)
Other comprehensive income (loss)	(601)		(522)		—
Issuances	—		—		(249)
Settlements	(188)		(821)		1,357
Fair value as of December 31, 2022	$3,014		$25,335		$(29,655)
Change in unrealized gains (losses) related to financial instruments held as of December 31, 2022 included in:
Earnings					$(2,094)	(3)
OCI	$(599)		$(517)
 ____________________
(1)    Included in “net realized investment gains (losses)” and “net investment income”.
(2)    Represents the net position of credit derivatives. Credit derivative assets (reported in “other assets”) and credit derivative liabilities (reported in “other liabilities”) are shown gross in the consolidated balance sheets based on net exposure by transaction.
(3)    Reported in “fair value gains (losses) on credit derivatives”.

Assured Guaranty Re Ltd.
Notes to Consolidated Financial Statements, Continued
Level 3 Fair Value Disclosures

Quantitative Information About Level 3 Fair Value Inputs
As of December 31, 2023

Financial Instrument Description (1)	Fair Value Assets (Liabilities) (in thousands)	Significant Unobservable Inputs	Range			Weighted Average as a Percentage of Current Par Outstanding
Fixed-maturity securities, available-for-sale:
RMBS	$3,043	CPR	0.1%	-	3.8%	0.1%
		CDR	1.7%	-	2.7%	1.7%
		Loss severity	100.0%
		Yield	9.8%	-	10.8%	9.8%
Asset-backed securities (CLOs)	36,410	Discount margin	1.1%	-	9.5%	4.5%
Credit derivative liabilities, net	(10,601)	Hedge cost (in basis points (bps))	10.2%	-	26.5%	16.8%
		Bank profit (in bps)	129.1	-	302.6	180.4
		Internal floor (in bps)	10.0
		Internal credit rating	AAA	-	CCC	A
____________________
(1)    Discounted cash flow is used as the primary valuation technique for all financial instruments listed in this table.

Quantitative Information About Level 3 Fair Value Inputs
As of December 31, 2022

Financial Instrument Description (1)	Fair Value Assets (Liabilities) (in thousands)	Significant Unobservable Inputs	Range			Weighted Average as a Percentage of Current Par Outstanding
Fixed-maturity securities, available-for-sale:
RMBS	$3,014	CPR	7.0%	-	10.6%	7.0%
		CDR	1.6%	-	3.2%	1.6%
		Loss severity	100.0%
		Yield	9.4%	-	9.9%	9.9%
Asset-backed securities (CLOs)	25,335	Discount margin	1.9%	-	2.1%	1.9%
Credit derivative liabilities, net	(29,655)	Hedge cost (in bps)	11.5%	-	25.2%	15.8%
		Bank profit (in bps)	51.0	-	270.5	83.0
		Internal credit rating	AAA	-	CCC	AA
____________________
(1)    Discounted cash flow is used as the primary valuation technique for all financial instruments listed in this table.

Not Carried at Fair Value

Loan Receivable from Affiliate

    The fair value of the loan receivable from an affiliate is determined by calculating the effect of changes in yield adjusted for a credit factor at the end of each reporting period. The fair value measurement of the loan receivable was classified as Level 3.

    The carrying amount and estimated fair value of the Company’s financial instruments not carried at fair value are presented in the following table.

Assured Guaranty Re Ltd.
Notes to Consolidated Financial Statements, Continued
Fair Value of Financial Instruments Not Carried at Fair Value

	As of December 31, 2023		As of December 31, 2022
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
	(in thousands)
Assets (liabilities):
Loan receivable from affiliate	$20,000	$20,681	$20,000	$19,814
Other assets	12,729	12,729	10,523	10,523
Other liabilities	—	—	(307)	(591)

9.    Income Taxes

Under Bermuda law, there was no Bermuda income, corporate or profits tax or withholding tax, capital gains tax or capital transfer tax payable by AG Re and AGRO in 2023.

AGOUS and its subsidiaries AGRO and AG Intermediary Inc. file a consolidated U.S. federal income tax return (AGOUS consolidated return group). In addition, AGRO, a Bermuda domiciled company, has elected under Section 953(d) of the U.S. Internal Revenue Code to be taxed as a U.S. domestic corporation. Each company of the AGOUS consolidated return group will pay or receive its proportionate share of taxable expense or benefit as if it filed on a separate return basis with current period credit for net losses to the extent used in consolidation.

On December 27, 2023 the Bermuda government enacted a corporate income tax at the rate of 15% which will apply for accounting periods starting on or after January 1, 2025. The enactment of the corporate income tax regime requires the Company to recognize Bermuda deferred taxes for the first time and is recognized in the period that includes the date of enactment. Effective at the beginning of 2025, the Company and its Bermuda subsidiary will be subject to a 15% corporate income tax.

Accounting Policy

The provision for income taxes consists of an amount for taxes currently payable and an amount for deferred taxes. Deferred income taxes are provided for temporary differences between the financial statement carrying amounts and tax bases of assets and liabilities, using enacted rates in effect for the year in which the differences are expected to reverse. A valuation allowance is recorded to reduce the deferred tax asset to an amount that is more likely than not to be realized.

The Company recognizes tax benefits only if a tax position is “more likely than not” to prevail.

Current tax assets and liabilities are reported in “other assets” or “other liabilities” on the consolidated balance sheets.

Tax Assets (Liabilities)

Deferred and Current Tax Assets (Liabilities)

	As of December 31,
	2023	2022
	(in thousands)
Net deferred tax assets (liabilities)	$193,012	$5,811
Net current tax assets (liabilities)	(426)	(144)

Assured Guaranty Re Ltd.
Notes to Consolidated Financial Statements, Continued
Components of Net Deferred Tax Assets (Liabilities)

	As of December 31,
	2023	2022
	(in thousands)
Deferred tax assets:
Intangible assets	$148,856	$—
Value of in-force business	45,222	—
Net unrealized investment losses	—	6,732
Loss and LAE reserve	460	638
Other	423	25
Total deferred tax assets	194,961	7,395

Deferred tax liabilities:
Net unrealized investment gains	426	—
Deferred acquisition costs	467	312
Investments	880	972
Other	176	300
Total deferred tax liabilities	1,949	1,584
Net deferred tax assets (liabilities)	$193,012	$5,811

The new Bermuda corporate income tax allows an economic transition adjustment (ETA) equal to the difference between the fair market value (which consists of the intangible assets and the value of in-force business) and the carrying value of assets and liabilities of the Company and its Bermuda insurance subsidiary as of September 30, 2023. The value of the in-force business shown above approximates the tax effected fair market value of the insurance policies in-force as of September 30, 2023. The ETA resulted in the establishment of a deferred tax asset and corresponding benefit of $188.8 million reported in the fourth quarter of 2023 consolidated statement of operations. The ETA is expected to be utilized over 10 to 15 years, beginning in 2025.

Changes in market conditions during 2023, including rising interest rates, resulted in the recording of deferred tax assets related to net unrealized tax capital losses. When assessing recoverability of these deferred tax assets, the Company considers the ability and intent to hold the underlying securities to recovery in value, if necessary. As of December 31, 2023, the Company concluded that the deferred tax assets related to the unrealized tax capital losses on the available-for-sale securities portfolios are, more likely than not, expected to be realized.

Provision for Income Taxes

The components of the provision (benefit) for income taxes were as follows:

Current and Deferred Provision (Benefit) for Income Taxes

	Year Ended December 31,
	2023	2022
	(dollars in thousands)
Current provision (benefit) for income taxes:
U.S. federal	$4,183	$2,563
U.S. state and local	(62)	357
Total current	$4,121	$2,920
Deferred provision (benefit) for income taxes:
U.S. federal	$(281)	$(569)
Bermuda	(188,788)	—
Total deferred	$(189,069)	$(569)
Total provision (benefit) for income taxes	$(184,948)	$2,351

Assured Guaranty Re Ltd.
Notes to Consolidated Financial Statements, Continued
The effective tax rates reflect the proportion of income recognized by AG Re and its subsidiaries, with its U.S. subsidiary and its Bermuda subsidiary subject to U.S. tax by election, taxed at the U.S. marginal corporate income tax rate of 21% in 2023 and 2022.

A reconciliation of the difference between the provision for income taxes and the expected tax provision at statutory rates in taxable jurisdictions is presented below.

Effective Tax Rate Reconciliation

	Year Ended December 31,
	2023	2022
	(dollars in thousands)
Expected tax provision (benefit)	$4,142	$2,349
Tax-exempt interest	(206)	(452)
State taxes	(49)	282
Return to provision adjustment	(58)	(128)
Bermuda ETA	(188,788)	—
Other	11	300
Total provision (benefit) for income taxes	$(184,948)	$2,351
Effective tax rate	(187.7)%	4.3%

The expected tax provision (benefit) is calculated as the sum of pre-tax income in each jurisdiction multiplied by the statutory tax rate of the jurisdiction by which it will be taxed. Where there is a pre-tax loss in one jurisdiction and pre-tax income in another, the total combined expected tax rate may be higher or lower than any of the individual statutory rates.

The following tables present pre-tax income and revenue by jurisdiction.
Pre-tax Income (Loss) by Tax Jurisdiction (1)

	Year Ended December 31,
	2023	2022
	(in thousands)
U.S.	$19,722	$11,185
Bermuda	78,817	42,951
Total	$98,539	$54,136

Revenue by Tax Jurisdiction (1)

	Year Ended December 31,
	2023	2022
	(in thousands)
U.S.	$27,168	$17,152
Bermuda	164,928	82,539
Total	$192,096	$99,691
_____________________
(1)    In the above tables, pre-tax income and revenues of the Company's subsidiaries which are not U.S. domiciled but are subject to U.S. tax by election are included in the U.S. amounts.

Pre-tax income by jurisdiction may be disproportionate to revenue by jurisdiction to the extent that insurance losses incurred are disproportionate.

Audits

    As of December 31, 2023, AGOUS had open tax years with the U.S. Internal Revenue Service (IRS) for 2019 forward and is not currently under audit with the U.S. IRS.

Assured Guaranty Re Ltd.
Notes to Consolidated Financial Statements, Continued
10.     Insurance Company Regulatory Requirements

    The following table summarizes the equity and net income amounts reported to the Bermuda Monetary Authority (the Authority) for AG Re and AGRO.

Insurance Regulatory Amounts Reported

	Policyholders’ Surplus		Net Income (Loss)
	As of December 31,		Year Ended December 31,
	2023	2022	2023	2022
	(in thousands)
AG Re	$905,423	$837,425	$94,700	$51,785
AGRO	412,353	390,214	15,897	9,458

Basis of Regulatory Financial Reporting

    The Company's ability to pay dividends depends, among other things, upon its financial condition, results of operations, cash requirements, compliance with rating agency requirements, and is also subject to restrictions contained in the insurance laws and related regulations of its country of domicile, Bermuda. Financial statements prepared in accordance with accounting practices prescribed or permitted by Bermuda insurance regulatory authorities differ from GAAP primarily due to the non-admission of certain assets in AG Re’s and AGRO’s statutory statements, that are admissible assets under GAAP.

Dividend Restrictions and Capital Requirements

    For AG Re, any distribution (including repurchase of shares) of any share capital, contributed surplus or other statutory capital that would reduce its total statutory capital by 15% or more of its total statutory capital as set out in its previous year’s financial statements requires the prior approval of the Authority. Separately, dividends are paid out of an insurer’s statutory surplus and cannot exceed that surplus. Furthermore, annual dividends cannot exceed 25% of total statutory capital and surplus as set out in its previous year’s financial statements, which is $226.4 million, without AG Re certifying to the Authority that it will continue to meet required margins. Based on the foregoing limitations, in 2024 AG Re has the capacity to (i) make capital distributions in an aggregate amount up to $128.7 million without the prior approval of the Authority and (ii) declare and pay dividends in an aggregate amount up to approximately $226.4 million as of December 31, 2023. Such dividend capacity is further limited by (i) the actual amount of AG Re’s unencumbered assets, which amount changes from time to time due in part to collateral posting requirements and which was approximately $138.1 million as of December 31, 2023, and (ii) the amount of statutory surplus, which as of December 31, 2023 was $47.4 million.

    For AGRO, annual dividends cannot exceed $103.1 million, without AGRO certifying to the Authority that it will continue to meet required margins. Based on the foregoing limitations, in 2024 AGRO has the capacity to (i) make capital distributions in an aggregate amount up to $20.5 million without the prior approval of the Authority and (ii) declare and pay dividends in an aggregate amount up to approximately $103.1 million as of December 31, 2023. Such dividend capacity is further limited by (i) the actual amount of AGRO’s unencumbered assets, which amount changes from time to time due in part to collateral posting requirements and which was approximately $383.0 million as of December 31, 2023, and (ii) the amount of statutory surplus, which as of December 31, 2023 was $275.4 million.

Dividends Paid

	Year Ended December 31,
	2023	2022
	(in thousands)
Dividends paid by AG Re to AGL	$53,400	$—
Dividends paid by AGRO to AG Re	800	—

Under the Insurance Act 1978, AG Re and AGRO must each ensure that the value of its general business statutory assets exceeds the amount of its general business statutory liabilities by an amount greater than the prescribed minimum solvency margin and each company's applicable enhanced capital requirement. The minimum solvency margin for Class 3A and Class 3B insurers is the greater of (i) $1 million, or (ii) 20% of the first $6 million of net premiums written; if in excess of $6 million, the figure is $1.2 million plus 15% of net premiums written in excess of $6 million, or (iii) 15% of net discounted

Assured Guaranty Re Ltd.
Notes to Consolidated Financial Statements, Continued
aggregate loss and loss expense provisions and other insurance reserves, or (iv) 25% of that insurer's applicable enhanced capital requirement reported at the end of its relevant year.

In addition, as a Class C long-term insurer, AGRO is required, with respect to its long-term business, to maintain a minimum solvency margin equal to the greater of (i) $500,000, (ii) 1.5% of its assets or (iii) 25% its enhanced capital requirement reported at the end of the relevant year. For the purpose of this calculation, assets are defined as the total assets pertaining to its long-term business reported on the balance sheet in the relevant year less the amounts held in a segregated account. AGRO is also required to keep its accounts in respect of its long-term business separate from any accounts kept in respect of any other business and all receipts of its long-term business form part of its long-term business fund.

Each of AG Re and AGRO is required to maintain available statutory capital and surplus at a level equal to or in excess of its applicable enhanced capital requirement, which is established by reference to either its Bermuda Solvency Capital Requirement model or an approved internal capital model.

11.    Related Party Transactions

Accounting Policy

The Company follows ASC 850, “Related Party Transactions,” for the identification and disclosure of related party transactions. Pursuant to ASC 850, related parties include: (i) the Company’s affiliates; (ii) entities for which investments in their equity securities would be required, absent the election of the FVO to be accounted for by the equity method; (iii) trusts for the benefit of employees, such as pension and profit sharing trusts that are managed by or under the trusteeship of management; (iv) the Company’s principal owners; (v) the Company’s management; (vi) other parties with which the Company may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests; and (vii) other parties that can significantly influence the management or operating policies of the transacting parties or that have an ownership interest in one of the transacting parties and can significantly influence the other to an extent that one or more of the transacting parties might be prevented from fully pursuing its own separate interests.

Related party amounts and transactions disclosed in this note include transactions with “Related Persons” as defined in Item 404 of Securities and Exchange Commission’s Regulation S-K as well as “related parties” as defined in ASC 850.

The Company participates in AGL’s long term incentive plans. AGL follows the fair value recognition provisions for share based compensation expense. The Company is allocated its proportionate share of all compensation expense based on time studies conducted annually, in accordance with the Amended and Restated Service Agreement (the Group Service Agreement).

Expense Sharing Agreements

The Company’s affiliate, AG US Group Services Inc. (AG Services), a Delaware corporation, acts as the payroll company and employer for U.S. personnel, and the central, dedicated service provider within the Assured Guaranty group. The Company is a party to service agreements with AG Services pursuant to which AG Services makes available to the Company certain services, including actuarial, surveillance, marketing, claims handling, legal, information technologies, human resources, accounting, tax, financial reporting and investment planning services. Expenses under these agreements are allocated directly where appropriate and, where not appropriate, based upon an allocation of employee time and corresponding office overhead. The agreements also provide for quarterly settlements and an express right of offset with regard to amounts owing between parties under the particular agreement and other agreements between such parties. Employees of AG Services that are performing administrative services for the Company are not empowered to make underwriting or other decisions on behalf of the Company or to bind the Company in any way.

AG Re allocates a portion of the rent to its parent company, AGL.

Assured Guaranty Re Ltd.
Notes to Consolidated Financial Statements, Continued
The following table summarizes the allocated expenses from affiliated companies under the expense sharing agreements.

Expenses Allocated From Affiliated Companies

	Year Ended December 31,
	2023	2022
	(in thousands)
Affiliated companies:
AG Services	$9,456	$9,338
AGL	1,300	1,489
Total	$10,756	$10,827

The following table summarizes the amounts due to (from) affiliated companies.

Amounts Due To (From) Affiliated Companies

	As of December 31,
	2023	2022
	(in thousands)
Affiliated companies
AG Services	$6,219	$6,234
AGL	2,016	1,818
AGM	197	185
AGC	121	49
Assured Investment Management LLC	—	3
Total	$8,553	$8,289

Loan Receivable from Affiliate

Accounting Policy

The loan receivable from affiliate is recorded at its current principal amount. There was no discount or premium at the time of issuance of the loan.

Loan to Assured Guaranty US Holdings Inc.

On May 30, 2012, Assured Guaranty US Holding (AGUS), a subsidiary of AGL, borrowed $90.0 million from AGRO in order to fund a portion of the price of purchasing from Radian Asset Assurance Inc., Municipal Assurance Corp., an affiliate which was merged with AGM on April 1, 2021. In June 2023, the parties amended the loan agreement by: (i) allowing additional funds to be borrowed during 2023 in an aggregate amount not to exceed $150 million, (ii) extending the maturity date of the loan to December 31, 2028, and (iii) changing the interest rate to a fixed rate of 5.00% per annum from a rate of six-month London Interbank Offered Rate plus 3.00% per annum. During 2023 and 2022, AGUS paid only interest and did not borrow any additional amounts or repay any principal. As of December 31, 2023, $20.0 million remained outstanding. The Company recognized $1.3 million of interest income in 2023 and $0.9 million in 2022.

Reinsurance Agreements

The Company assumes a proportionate share of new business from AGM and AGC under a whole account quota share reinsurance agreement effective October 1, 2010 and January 1, 2007, amended as of October 1, 2010, respectively. The proportionate share cessions to AG Re range from 15% to 40%. The Company also assumes under other reinsurance agreements business written by affiliated entities prior to the effective dates of aforementioned whole account quota share reinsurance agreements. See below for material related party reinsurance balances.

Assured Guaranty Re Ltd.
Notes to Consolidated Financial Statements, Continued
The following table summarizes the affiliated components of each balance sheet item, where applicable.

	As of December 31,
	2023		2022
	AGC	AGM (1)	AGC	AGM (1)
	(in thousands)
Assets:
Premium receivable, net of commissions payable	$127,242	$143,182	$102,618	$122,916
DAC	61,188	181,436	53,509	178,421
Salvage and subrogation recoverable	9,939	36,042	8,685	19,987
Assumed funds held from affiliates	56,335	18,302	45,384	19,968
Receivable from ceding companies	—	4,849	22,934	41,676
Liabilities:
Unearned premium reserve	212,538	575,136	185,670	566,923
Loss and LAE reserve	158,447	26,967	158,570	22,759
Other liabilities
Reinsurance balances payable, net	1,142	1,013	3,428	33,916
Net credit derivative liabilities	9,985	489	28,770	708
Profit commissions payable	—	540	—	797
_____________________
(1)    AGM includes AGM and its consolidated subsidiaries.

The following table summarizes the affiliated components of each statement of operations item, where applicable.

	Year Ended December 31,
	2023		2022
	AGC	AGM (1)	AGC	AGM (1)
	(in thousands)
Revenues:
Net earned premiums	$24,194	$49,276	$19,372	$57,652
Fair value gains (losses) on credit derivatives	18,718	219	(1,859)	(488)
Foreign exchange gains (losses) on remeasurement (2)	965	5,789	(2,539)	(10,377)
Change in assumed funds held with affiliates	13,787	7,258	(4,045)	(13,279)
Other income (loss) (3)	707	2,206	407	3,506
Expenses:
Loss and LAE	25,308	26,036	1,583	13,554
Amortization of DAC	6,930	15,471	5,580	18,091
Profit commissions (4)	—	540	—	797
_____________________
(1)    AGM includes AGM and its consolidated subsidiaries
(2)    Relates to foreign exchange gains (losses) on remeasurement of premiums receivable.
(3)    Consists of certain loss mitigation recoveries and commutation gains (losses).
(4)    Reported in other operating expenses.

Guaranty

    AG Re unconditionally and irrevocably guarantees the due, complete and punctual payment of all obligations and liabilities of AGRO (the Guaranteed Obligations). The holders of the Guaranteed Obligations are made third-party beneficiaries and may directly claim upon and enforce the obligations of AG Re under such guaranty as provided therein. AGRO has not made any demand to AG Re under this guaranty.

Assured Guaranty Re Ltd.
Notes to Consolidated Financial Statements, Continued
Investment Management Expenses

A portion of the Company's invested assets is managed by investment managers, including Wellington Management Company, LLP (together with its affiliates, Wellington), which is a related party to AGL. The investment management expenses from transactions with these related parties for both the years ended December 31, 2023 and 2022 were approximately $0.6 million.

12.    Commitments and Contingencies

Legal Proceedings

Lawsuits arise in the ordinary course of the Company’s business. It is the opinion of the Company’s management, based upon the information available, that the expected outcome of litigation against the Company and affiliated ceding companies, individually or in the aggregate, will not have a material adverse effect on the Company’s financial position or liquidity, although an adverse resolution of litigation against the Company or an affiliated ceding company in a fiscal quarter or year could have a material adverse effect on the Company’s results of operations or liquidity in a particular quarter or year.

    In addition, in the ordinary course of their respective businesses, the Company's affiliated ceding companies are involved in litigation with third parties to recover losses paid in prior periods or prevent or reduce losses in the future. For example, the affiliated ceding companies are involved in a number of legal actions in the Federal District Court of Puerto Rico to enforce or defend their rights with respect to the obligations they insure of Puerto Rico and various of their related authorities and public corporations. See “Exposure to Puerto Rico” section of Note 2, Outstanding Exposure, for a description of such actions. The impact, if any, of these and other proceedings on the amount of recoveries the affiliated ceding companies, and hence the Company on the relevant assumed exposures, receive and losses they pay in the future is uncertain, and the impact of any one or more of these proceedings during any quarter or year could be material to the Company’s results of operations in that particular quarter or year. In the first quarter of 2023, the Company reduced its previously recorded accrual of $3.0 million to zero in connection with developments in litigation.

The Company's affiliated ceding companies also receive subpoenas and interrogatories from regulators from time to time.

The Company includes in these notes descriptions of litigation against its affiliated ceding companies, and recovery litigation by its affiliated ceding companies, related to business the Company reinsures from such affiliated ceding companies. In the event of an adverse outcome in a litigation against an affiliated ceding company, or a recovery by an affiliated ceding company, the Company would be responsible only for the portion of damages, or would receive only the portion of recoveries, corresponding to the proportion it reinsures.

Accounting Policy

    The Company establishes accruals for litigation and regulatory matters to the extent it is probable that a loss has been incurred and the amount of that loss can be reasonably estimated. Additionally, it discloses such amounts if material to the financial position of the Company. For litigation and regulatory matters where a loss may be reasonably possible, but not probable, or is probable but not reasonably estimable, no accrual is established, but if the matter is material, it is disclosed, including matters discussed below. The Company reviews relevant information with respect to its litigation and regulatory matters on a quarterly basis and updates its accruals, disclosures and estimates of reasonably possible loss based on such reviews.

Litigation

    On November 28, 2011, Lehman Brothers International (Europe) (in administration) (LBIE) sued AG Financial Products Inc. (AGFP), an affiliate of AGC which in the past had provided credit protection to counterparties under CDS. AGC acts as the credit support provider of AGFP under these CDS, and the Company assumes 15% of AGC’s exposure. LBIE’s complaint, which was filed in the Supreme Court of the State of New York (the Court), asserted a claim for breach of the implied covenant of good faith and fair dealing based on AGFP’s termination in December 2008 of nine credit derivative transactions between LBIE and AGFP and asserted claims for breach of contract and breach of the implied covenant of good faith and fair dealing based on AGFP’s termination in July 2009 of 28 other credit derivative transactions between LBIE and AGFP and AGFP’s calculation of the termination payment in connection with those 28 other credit derivative transactions.

Assured Guaranty Re Ltd.
Notes to Consolidated Financial Statements, Continued
Following defaults by LBIE, AGFP had terminated the transactions in question in compliance with the agreement between AGFP and LBIE, and properly calculated that LBIE owes AGFP approximately $4 million for the claims which were dismissed (as described below) and approximately $21 million in connection with the termination of the other credit derivative transactions, whereas LBIE asserted in the complaint that AGFP owes LBIE a termination payment of approximately $1.4 billion. On March 15, 2013, the Court granted AGFP’s motion to dismiss in respect of the count relating to the nine credit derivative transactions and narrowed LBIE’s claim with respect to the 28 other credit derivative transactions. Following a bench trial, on March 8, 2023, the Court rendered its decision and found in favor of AGFP. On June 30, 2023, the clerk entered judgment in favor of AGFP in the amount of approximately $54 million plus post-judgment simple interest at an annual rate of 8%. On July 1, 2023, AGFP moved the Court to award it approximately $58 million for attorneys’ fees and expenses AGFP incurred through March 2023. The parties reached a confidential settlement with respect to this motion for attorneys’ fees, and AGFP withdrew the motion without prejudice on October 30, 2023. On September 22, 2023, LBIE appealed the Court’s post-trial decision to the New York Appellate Division’s First Judicial Department (Appellate Division). On March 14, 2024, the Appellate Division affirmed the Court’s judgment. On April 15, 2024, LBIE moved for leave to reargue its appeal before the Appellate Division or, alternatively, to appeal to the New York Court of Appeals. The Company did not accrue in its financial statements for the judgment it was awarded or the attorneys’ fees it sought.

13.    Other Comprehensive Income

The following tables present the changes in each component of AOCI and the effect of reclassifications out of AOCI into the respective lines in the consolidated statements of operations.

Changes in Accumulated Other Comprehensive Income (Loss) by Component
Year Ended December 31, 2023

	Net Unrealized Gains (Losses) on Investments with:
	No Credit Impairment	Credit Impairment	Total AOCI
	(in thousands)
Balance, December 31, 2022	$(77,003)	$(4,369)	$(81,372)
Other comprehensive income (loss) before reclassifications	25,968	(1,127)	24,841
Less: Amounts reclassified from AOCI to:
Net realized investment gains (losses)	(1,667)	(383)	(2,050)
Tax (provision) benefit	186	64	250
Total amount reclassified from AOCI, net of tax	(1,481)	(319)	(1,800)
Other comprehensive income (loss)	27,449	(808)	26,641
Balance, December 31, 2023	$(49,554)	$(5,177)	$(54,731)

Changes in Accumulated Other Comprehensive Income (Loss) by Component
Year Ended December 31, 2022

	Net Unrealized Gains (Losses) on Investments with:
	No Credit Impairment	Credit Impairment	Total AOCI
	(in thousands)
Balance, December 31, 2021	$77,456	$(10)	$77,446
Other comprehensive income (loss) before reclassifications	(154,797)	(4,876)	(159,673)
Less: Amounts reclassified from AOCI to:
Net realized investment gains (losses)	(371)	(635)	(1,006)
Tax (provision) benefit	33	118	151
Total amount reclassified from AOCI, net of tax	(338)	(517)	(855)
Other comprehensive income (loss)	(154,459)	(4,359)	(158,818)
Balance, December 31, 2022	$(77,003)	$(4,369)	$(81,372)

Assured Guaranty Re Ltd.
Notes to Consolidated Financial Statements, Continued
14.    Subsequent Events

    Subsequent events have been considered and disclosed if material through April 18, 2024, the date on which these financial statements were issued.